Exhibit 2.1

Execution Copy

AGREEMENT AND PLAN OF MERGER

BY AND BETWEEN

WESTERN ALLIANCE BANCORPORATION

AND

BRIDGE CAPITAL HOLDINGS

DATED AS OF

MARCH 9, 2015

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ARTICLE IV REPRESENTATIONS AND WARRANTIES OF WAL		24
4.1	Corporate Organization	25
4.2	Capitalization	25
4.3	Authority; No Violation	25
4.4	Regulatory Approvals	26
4.5	Agreements with Governmental Entities	26
4.6	Legal Proceedings	26
4.7	WAL Information	27
4.8	Tax Matters	27
4.9	Financial Statements, SEC Filings, Books and Records	27
4.10	Absence of Certain Changes or Events	27
4.11	Compliance with Applicable Laws	27
4.12	Availability of Funds; WAL Shares	27
4.13	No Other Representations and Warranties	28

ARTICLE V COVENANTS RELATING TO CONDUCT OF BUSINESS		28
5.1	Covenants of Bridge	28
5.2	Merger Covenants	31

ARTICLE VI ADDITIONAL AGREEMENTS		31
6.1	Regulatory Matters	31
6.2	Access to Information	33
6.3	Shareholder Meeting	33
6.4	Legal Conditions to Merger; Third Party Consents	34
6.5	Employees	34
6.6	Indemnification	36
6.7	Subsequent Interim and Annual Financial Statements	37
6.8	Additional Agreements	38
6.9	Advice of Changes	38
6.10	Current Information	38
6.11	Transaction Expenses of Bridge	38
6.12	Acquisition Proposals	38
6.13	Takeover Laws	40
6.14	Shareholder Litigation	40
6.15	Confidentiality Agreement	40

ARTICLE VII CONDITIONS PRECEDENT		40
7.1	Conditions to Each Party’s Obligation To Effect the Merger	40
7.2	Conditions to Obligations of WAL	41
7.3	Conditions to Obligations of Bridge	41

ARTICLE VIII TERMINATION AND AMENDMENT		42
8.1	Termination	42
8.2	Effect of Termination	43
8.3	Amendment	43
8.4	Extension; Waiver	43

ARTICLE IX GENERAL PROVISIONS		44
9.1	Closing	44
9.2	Nonsurvival of Representations, Warranties and Agreements	44
9.3	Expenses; Breakup Fee	44
9.4	Notices	45
9.5	Interpretation	46
9.6	Counterparts	46
9.7	Entire Agreement	46

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9.8	Governing Law	46
9.9	Enforcement of Agreement	46
9.10	Severability	46
9.11	Publicity	46
9.12	Assignment; Limitation of Benefits	46
9.13	Additional Definitions	47

EXHIBITS

Exhibit A	Form of CA Agreement of Merger
Exhibit B	Form of Bank Merger Agreement

iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of March 9, 2015 (this “Agreement”), is entered into by and between Western Alliance Bancorporation (“WAL”), a Delaware corporation, and Bridge Capital Holdings, a California corporation (“Bridge”).

WHEREAS, the Boards of Directors of WAL and Bridge have determined that it is in the best interests of their respective companies and stockholders to consummate the business combination transaction provided for herein in which WAL will acquire Bridge through the merger of Bridge with and into WAL, with WAL surviving (the “Merger”);

WHEREAS, contemporaneous with the execution of this Agreement, each of the directors and executive officers of Bridge, and Carpenter Fund Manager GP, LLC, each solely in his, her or its capacity as a shareholder of Bridge, have executed an agreement with WAL containing certain covenants, without which covenants WAL would not have agreed to the Merger (the “Support Agreements”);

WHEREAS, contemporaneous with the execution of this Agreement, each of Daniel P. Myers, Thomas A. Sa and Timothy W. Boothe and certain other executive officers and employees of Bridge have executed an agreement which reflects the terms of such person’s continuing employment with WAL, the effectiveness of which is subject to the occurrence of the Effective Time (the “Employment Agreements”);

WHEREAS, contemporaneous with the execution of this Agreement, certain executive officers of Bridge have executed a protection agreement, the effectiveness of which is subject to the occurrence of the Effective Time (the “Protection Agreements”);

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger; and

WHEREAS, unless otherwise indicated, capitalized terms shall have the meanings set forth in Section 9.13;

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger. Subject to the terms and conditions of this Agreement, in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and the California Corporations Code (the “CCC”), at the Effective Time, Bridge will merge into WAL, with WAL being the surviving corporation (hereinafter sometimes called the “Surviving Corporation”) in the Merger. Upon consummation of the Merger, the separate corporate existence of Bridge shall cease.

1.2 Effective Time. The Merger shall become effective on the date and at the time specified in the Certificate of Merger as filed with the Secretary of State of the State of Delaware (the “DE Certificate of Merger”) and the Agreement of Merger, substantially in the form attached hereto as Exhibit A, as filed with the Secretary of State of the State of California (the “CA Agreement of Merger”), as applicable. The term “Effective Time” shall be the date and time when the Merger becomes effective as set forth in the DE Certificate of Merger and the CA Agreement of Merger.

1.3 Effects of the Merger. The Merger shall have the effects set forth in the DGCL and the CCC.

1.4 Conversion of Bridge Common Stock.

(a) At the Effective Time, subject to Sections 1.4(b), 1.4(c) and 1.4(d) and Section 1.5, each share of Bridge common stock, no par value per share (“Bridge Common Stock”), issued and outstanding as of the Effective Time (excluding Dissenters’ Shares and all unvested shares of Bridge Restricted Stock but, for the avoidance of doubt, including any associated rights to purchase capital stock of Bridge issued pursuant to the Rights Agreement, and any shares of Bridge Common Stock issued as of the Effective Time by reason of the exercise of options to acquire Bridge Common Stock) shall be converted into the right to receive, without interest, (i) 0.8145 shares (the “Exchange Ratio”) of common stock, par value $0.0001 per share, of WAL (“WAL Common Stock”) (the “Stock Consideration”) and (ii) $2.39 in cash (the “Cash Consideration”) (the consideration described in clauses (i) and (ii) and the Cash Out Amount (defined below), the “Merger Consideration”).

(b) No Dissenters’ Shares shall be converted into the Merger Consideration pursuant to this Section 1.4, but instead shall be treated in accordance with the provisions set forth in Section 2.3(a).

(c) At the Effective Time, all shares of Bridge Common Stock that are owned by Bridge as treasury stock and all shares of Bridge Common Stock that are owned directly or indirectly by WAL or Bridge, including any shares of Bridge Common Stock held by WAL or Bridge or any of their respective Subsidiaries in respect of a debt previously contracted, other than shares that are held by WAL, if any, in a fiduciary capacity, shall be canceled and shall cease to exist and no cash or other consideration shall be delivered in exchange therefor. All shares of WAL Common Stock that are owned by Bridge shall become treasury stock of WAL.

(d) Subject to the potential adjustment that may be made to the Exchange Ratio pursuant to Section 2.2 of this Agreement and as provided in Section 1.9(b) of this Agreement, the aggregate Merger Consideration to be issued or paid shall not exceed 12,494,704 shares of WAL Common Stock and $36,663,403 of cash; provided that for each share of Bridge Common Stock that is issued, from and after the date hereof and prior to the Effective Time pursuant to the exercise of Bridge Stock Options and the vesting of Bridge Restricted Stock, either (i) outstanding as of the date hereof other than any Bridge Restricted Stock that vests pursuant to the agreements set forth on schedule 1.5 of the Bridge Disclosure Schedule or (ii) granted or issued after the date hereof pursuant to and in accordance with the terms of this Agreement, the maximum aggregate Merger Consideration referred to in this subsection shall be increased by 0.8145 shares of WAL Common Stock and $2.39 in cash. In the event that the foregoing clauses of this Section 1.4 result in more total Merger Consideration than specified in the previous sentence, then the total Merger Consideration calculated under Section 1.4(a) (including the Cash Out Amount and giving effect to Dissenting Shares as if they had been converted under Section 1.4(a)) shall be reduced on a pro rata basis to the aggregate amount set forth in this Section 1.4(d).

1.5 Options and Other Stock-Based Awards.

(a) Prior to the Effective Time, each holder of an outstanding, vested and unexercised option to purchase Bridge Common Stock granted under the Bridge Stock Plans (defined below) and each holder of an outstanding and unexercised option that will become vested coincident with or immediately prior to the Effective Time in accordance with the terms in effect under the agreements and arrangements listed in Section 1.5 of the Bridge Disclosure Schedule (other than any requirement of separation from service) (each, a “Bridge Stock Option”) may elect to exercise any such option in accordance with the other terms thereof (an “Exercise Election”), contingent on the consummation of the Merger, and shall receive, for any shares of Bridge Common Stock acquired in such election, the Merger Consideration in accordance with Section 1.4. In the event of any such Exercise Election, all shares of Bridge Common Stock underlying such exercised options will be deemed to have been issued and outstanding immediately prior to the Effective Time for purposes of Section 1.4. If the Merger is not completed, any options for which an Exercise Election has been made will remain outstanding. At the Effective Time, any outstanding, vested and unexercised option for which an Exercise Election has not been made shall be canceled and in exchange for such cancellation the optionee shall receive an amount of cash, without interest, equal to the product of (i) the excess of (A) the Closing Price over (B) the exercise price per share of such option and (ii) the number of shares of Bridge Common Stock subject to such option (in the aggregate, the “Cash Out Amount”), which cash payment shall be treated as compensation and shall be net of any applicable federal or state withholding tax. At the Effective Time, any outstanding, vested and unexercised option for which an Exercise Election has not been made the exercise price per share of which exceeds the Closing Price shall be converted automatically into an Adjusted Option (defined below), and shall be treated in the same manner as an unvested Bridge Stock Option in accordance with Section 1.5(b) hereof.

(b) At the Effective Time, each unvested Bridge Stock Option that is outstanding and unexercised immediately prior to the Effective Time, shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to represent a right to acquire shares of Bridge Common Stock and shall be converted automatically into an option to purchase the number of shares of WAL Common Stock (each, an “Adjusted Option”) equal to the product of (x) the total number of shares of Bridge Common Stock subject to such Bridge Stock Option immediately prior to the Effective Time and (y) 0.905 (the “Equity Award Exchange Ratio”), with any fractional shares rounded down to the next lower whole number of shares. Each Adjusted Option shall have an exercise price per share of WAL Common Stock (rounded up to the nearest whole cent) equal to (i) the per share exercise price for the shares of Bridge Common Stock subject to such Bridge Stock Option divided by (ii) the Equity Award Exchange Ratio. Each Adjusted Option shall otherwise be subject to the same terms and conditions applicable to the converted Bridge Stock Option under the applicable Bridge Stock Plan and the agreements evidencing grants thereunder, including as to vesting. Notwithstanding anything to the contrary in the foregoing, in all cases, the exercise price of, and the number of shares subject to, each Adjusted Option shall be determined as necessary to comply with Section 409A of the Code, and for any Bridge Stock Option to which Section 421 of the Code applies by reason of its qualification under any of Sections 422 through 424 of the Code, the option price, the number of shares subject to such option and the terms and conditions of exercise of such option shall be determined in order to comply with Section 424 of the Code. For purposes of this Agreement, “Bridge Stock Plans” means the Bridge Bank Amended and Restated 2001 Stock Option Plan, as amended, and the Bridge Capital Holdings 2006 Equity Incentive Plan, and any other agreement providing for the grant of options.

(c) Prior to the Effective Time, all outstanding and vested shares of Bridge Restricted Stock that are outstanding and vested immediately prior to the Effective Time (including any Bridge Restricted Stock that will become vested coincident with or immediately prior to the Effective Time in accordance with the terms in effect under the agreements and arrangements listed in Section 1.5 of the Bridge Disclosure Schedule (other than any requirement of separation from service)), as of the Effective Time, shall be a vested right to receive the Merger Consideration in accordance with Section 1.4(a). At the Effective Time, each share of Bridge Restricted Stock that is outstanding and unvested immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to represent a right or award with respect to shares of Bridge Common Stock and shall be converted automatically into a share of restricted WAL Common Stock (each, an “Adjusted Restricted Share”) equal to the product of (x) the number of shares of Bridge Restricted Stock and (y) the Equity Award Exchange Ratio (and rounded, as applicable, to the nearest whole share, with 0.50 being rounded upward). Each Adjusted Restricted Share shall otherwise be subject to substantially the same terms and conditions applicable to the converted Bridge Restricted Stock under the applicable Bridge Stock Plan and the agreements evidencing grants thereunder, including as to vesting.

(d) At or prior to the Effective Time, (i) Bridge, the Board of Directors of Bridge and its compensation committee, as applicable, shall adopt any resolutions and take all actions that are reasonably necessary to effectuate the provisions of this Section 1.5 and (ii) WAL, the Board of Directors of WAL and its compensation committee, as applicable, shall take such actions as are reasonably necessary for the assumption by WAL of the Adjusted Options, and the Adjusted Restricted Shares. Promptly after the Effective Time, WAL shall prepare and file with the SEC a registration statement on Form S-8 registering a number of shares of WAL Common Stock necessary to fulfill WAL’s obligations under this Section 1.5 and shall maintain the effectiveness of such registration statement for so long as any Adjusted Options, or Adjusted Restricted Shares remain outstanding.

1.6 Certificate of Incorporation. At the Effective Time, the certificate of incorporation of WAL, as in effect at the Effective Time, shall be the certificate of incorporation of the Surviving Corporation.

1.7 Bylaws. At the Effective Time, the bylaws of WAL, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation.

1.8 Directors and Officers. The directors of WAL immediately prior to the Effective Time shall be the directors of the Surviving Corporation, each of whom shall serve in accordance with the certificate of incorporation and bylaws of the Surviving Corporation; provided, however, that, prior to the Effective Time, all necessary action shall have been taken by WAL in order that, at the first regularly scheduled meeting of the Board of Directors of Surviving Corporation occurring after the Effective Time, WAL shall expand the size of its Board of Directors by two (2) seats in connection with the Merger and designate two (2) members of Bridge’s Board of

Directors to be named after the date hereof and prior to the Effective Time, each of whom meets the qualifications for directors set forth in the bylaws of the Surviving Corporation and is mutually agreed upon by WAL and Bridge prior to the Effective Time, to serve on the Board of Directors of the Surviving Corporation (the “Bridge Director Designees”). The Bridge Director Designees shall be appointed to the Board of Directors of the Surviving Corporation in a manner such that the classes of the Board of Directors of the Surviving Corporation shall be as nearly equal in number as possible. At the Effective Time, the officers of WAL immediately prior to the Effective Time shall be officers of the Surviving Corporation and, pursuant to the terms of his employment agreement, Daniel P. Myers shall become an officer of the Surviving Corporation, and shall serve in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

1.9 Tax Consequences.

(a) It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and applicable Treasury Regulations promulgated thereunder (the “Code”), and that this Agreement shall constitute a “plan of reorganization” for purposes of the Code.

(b) If either the tax opinion referred to in Section 7.2(e) or the tax opinion referred to in Section 7.3(e) cannot be rendered (as reasonably determined, in each case, by the counsel charged with giving such opinion) as a result of the Merger potentially failing to satisfy the “continuity of interest” requirements under applicable federal income tax principles relating to reorganizations under Section 368(a) of the Code, then WAL shall reduce the Cash Consideration (and increase the Stock Consideration accordingly) to the minimum extent necessary to enable the relevant tax opinions to be rendered.

1.10 Bank Merger. In connection with the consummation of the Merger, Bridge Bank, National Association, a national banking association chartered under the laws of the United States and a wholly owned subsidiary of Bridge (“Bridge Bank”), will enter into a merger agreement (the “Bank Merger Agreement”), substantially in the form attached hereto as Exhibit B, providing for the merger (the “Bank Merger”) of Bridge Bank with and into Western Alliance Bank, an Arizona-chartered bank and wholly owned subsidiary of WAL (“WAB”), with WAB being the surviving bank of the Bank Merger (“Surviving Bank”).

1.11 Possible Alternative Structures. Notwithstanding anything to the contrary contained in this Agreement, WAL shall be entitled to revise the structure of the Bank Merger, including, without limitation, the possible postponement or elimination thereof, if necessary for regulatory or other reasonable business or Tax reason, provided that (i) there are no adverse federal or state income tax consequences to Bridge shareholders as a result of the modification (including no impact upon the opinions of counsel to be delivered pursuant to Sections 7.2(e) and 7.3(e) of this Agreement); (ii) the consideration to be paid to each holder of record of Bridge Common Stock (other than Dissenters’ Shares) (“Holder”) under this Agreement is not thereby changed in kind or value or reduced in amount as a result of such change in structure; (iii) such modification will not materially delay or jeopardize receipt of any required regulatory approvals or other consents and approvals relating to the consummation of the Merger; (iv) such modification will not impede or materially delay consummation of the Merger; and (v) such modification will not otherwise cause any of the conditions set forth in Article VII not to be capable of being fulfilled unless duly waived by the party entitled to the benefits thereof. Each of the parties hereto agrees to appropriately amend this Agreement and any related documents in order to reflect any such revised structure for the Bank Merger.

1.12 Bridge Bank Brand. It is the current intention of WAL that, from and after the Effective Time, WAL will continue to use the “Bridge Bank” name across Bridge’s product lines as part of the WAL franchise in the San Francisco Bay Area and at existing Bridge offices outside of California.

ARTICLE II

EXCHANGE PROCEDURES

2.1 Exchange of Shares.

(a) Prior to the Effective Time, WAL will deposit with a bank or trust company designated by WAL (the “Exchange Agent”) certificates (which may be in electronic form) representing shares of WAL Common Stock (“WAL Stock Certificates”) sufficient to pay in a timely manner, and WAL shall instruct the Exchange Agent to timely pay, the aggregate Stock Consideration. In addition, prior to the Effective Time, WAL shall deposit with the Exchange Agent sufficient cash to permit prompt payment of the Cash Consideration, the cash in lieu of fractional shares of WAL Common Stock and the Cash Out Amount, and WAL shall instruct the Exchange Agent to timely pay the Cash Consideration, the cash in lieu of fractional shares of WAL Common Stock and the Cash Out Amount.

(b) As soon as reasonably practicable after the Effective Time, WAL shall cause the Exchange Agent to mail to each Holder of a Bridge stock certificate(s) which immediately prior to the Effective Time represented outstanding shares of Bridge Common Stock (“Bridge Stock Certificates”) whose shares were converted into the right to receive the Merger Consideration pursuant to Section 1.4 and any cash in lieu of fractional shares of WAL Common Stock to be issued or paid in consideration therefor, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to Bridge Stock Certificate(s) shall pass, only upon delivery of the Bridge Stock Certificate(s) (or affidavits of loss in lieu of such certificates) to the Exchange Agent) and shall be substantially in such form and have such other provisions as shall reasonably be determined by WAL (the “Letter of Transmittal”), and (ii) instructions for use in surrendering the Bridge Stock Certificate(s) in exchange for the Merger Consideration and any cash in lieu of fractional shares of WAL Common Stock to be issued or paid in consideration therefor upon surrender of such certificate in accordance with Section 2.1(j) and any dividends or distributions to which such holder is entitled pursuant to Section 2.1(i).

(c) Upon surrender to the Exchange Agent of its Bridge Stock Certificate(s), accompanied by a properly completed Letter of Transmittal, a Holder will be entitled to receive promptly after the Effective Time the Merger Consideration and any cash in lieu of fractional shares in respect of the shares of Bridge Common Stock represented by its Bridge Stock Certificate. Until so surrendered, each such Bridge Stock Certificate shall represent after the Effective Time, for all purposes, only the right to receive the Merger Consideration and any cash in lieu of fractional shares of WAL Common Stock to be issued or paid in consideration therefor upon surrender of such certificate in accordance with Section 2.1(j) and any dividends or distributions to which such holder is entitled pursuant to Section 2.1(i).

(d) In the case of outstanding shares of Bridge Common Stock that are not represented by Bridge Stock Certificates, the parties shall make such adjustments and take or cause to be taken such actions as are necessary or appropriate to implement the same purpose and effect that this Section 2.1 will have with respect to shares of Bridge Common Stock that are represented by Bridge Stock Certificates.

(e) If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name a Bridge Stock Certificate so surrendered is registered, it shall be a condition to such payment that such Bridge Stock Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall inform the Exchange Agent whether any transfer or other similar Taxes are required as a result of such payment to a Person other than the registered holder of such Bridge Stock Certificate, or establish to the reasonable satisfaction of the Exchange Agent that such Taxes are not payable. If such transfer or other similar Taxes are payable pursuant to the preceding sentence, then the Exchange Agent shall withhold and deduct from the Merger Consideration (including Stock Consideration and cash in lieu of fractional shares of WAL Common Stock) otherwise payable pursuant to this Agreement to the designated Person other than the registered holder such amounts as the Exchange Agent determines is necessary based on the information supplied by the registered holder. The Exchange Agent (or, subsequent to the six-month anniversary of the Effective Time, WAL) shall be entitled to deduct and withhold from the Merger Consideration (including Stock Consideration and cash in lieu of fractional shares of WAL Common Stock) otherwise payable pursuant to this Agreement to any holder of Bridge Common Stock such amounts as the Exchange Agent or WAL, as the case may be, is required to deduct and withhold under the Code, or any provision of state, local or foreign Tax law, with respect to the making of such payment. To the extent that any amounts are withheld by the Exchange Agent or WAL, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of Bridge Common Stock in respect of whom such deduction and withholding was made by the Exchange Agent or WAL, as the case may be.

(f) After the Effective Time there shall be no further registration or transfers of shares of Bridge Common Stock. If, after the Effective Time, Bridge Stock Certificates are presented to the Surviving Corporation, they shall be cancelled and exchanged for the Merger Consideration in accordance with the procedures set forth in this Article II.

(g) At any time following the six-month anniversary of the Effective Time, WAL shall be entitled to require the Exchange Agent to deliver to it any remaining portion of the Merger Consideration or cash in lieu of fractional shares of WAL Common Stock not distributed to Holders of shares of Bridge Common Stock that was deposited with the Exchange Agent at the Effective Time (the “Exchange Fund”) (including any interest received with respect thereto and other income resulting from investments by the Exchange Agent, as directed by WAL), and Holders shall be entitled to look only to WAL (subject to abandoned property, escheat or other similar laws) with respect to the Merger Consideration, any cash in lieu of fractional shares of WAL Common Stock and any dividends or other distributions with respect to WAL Common Stock payable upon due surrender of their Bridge Stock Certificates, without any interest thereon. Notwithstanding the foregoing, neither WAL nor the Exchange Agent shall be liable to any Holder of a Bridge Stock Certificate for Merger Consideration (or dividends or distributions with respect thereto) or cash from the Exchange Fund in each case delivered to a public official pursuant to any applicable abandoned property, escheat or similar Laws.

(h) In the event any Bridge Stock Certificates shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Bridge Stock Certificate(s) to be lost, stolen or destroyed and, if required by WAL or the Exchange Agent, the posting by such Person of a bond in such sum as WAL may reasonably direct as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Bridge Stock Certificate(s), WAL shall cause the Exchange Agent to issue the Merger Consideration deliverable in respect of the shares of Bridge Common Stock represented by such lost, stolen or destroyed Bridge Stock Certificates.

(i) No dividends or other distributions with respect to WAL Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Bridge Stock Certificate with respect to the shares of WAL Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to subsection (j) below, and all such dividends, other distributions and cash in lieu of fractional shares of WAL Common Stock shall be paid by WAL to the Exchange Agent and shall be included in the Exchange Fund, in each case until the surrender of such Bridge Stock Certificate in accordance with subsection (c) above. Subject to the effect of applicable abandoned property, escheat or similar Laws, following surrender of any such Bridge Stock Certificate there shall be paid to the Holder, the Merger Consideration, including a WAL Stock Certificate, or, at WAL’s option, evidence of shares of WAL Common Stock in book entry form, for WAL Common Stock representing whole shares of WAL Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of WAL Common Stock and the amount of any cash payable in lieu of a fractional share of WAL Common Stock to which such Holder is entitled pursuant to subsection (j), and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such whole shares of WAL Common Stock. WAL shall make available to the Exchange Agent cash for these purposes, if necessary.

(j) No WAL Stock Certificates representing fractional shares of WAL Common Stock shall be issued, or book entries representing fractional shares of WAL Common Stock made, upon the surrender for exchange of Bridge Stock Certificates; no dividend or distribution by WAL shall relate to such fractional share interests; and such fractional share interests will not entitle the owner thereof to vote or to any rights as a stockholder of WAL. In lieu of any such fractional shares of WAL Common Stock, each Holder of a Bridge Stock Certificate who would otherwise have been entitled to receive a fractional share interest in exchange for such Bridge Stock Certificate shall receive from the Exchange Agent an amount in cash equal to the product obtained by multiplying (A) the fractional share interest to which such Holder (after taking into account all shares of Bridge Common Stock held by such holder at the Effective Time) would otherwise be entitled by (B) the Closing WAL Share Value. Notwithstanding any other provision contained in this Agreement, funds utilized to acquire fractional shares as aforesaid shall be furnished by WAL on a timely basis and shall in no event be derived from or diminish the Cash Consideration available for distribution as part of the Merger Consideration. For U.S. federal income tax purposes, the amount of any cash consideration paid pursuant to this Section 2.1(j) in lieu of issuing fractional shares of WAL Common Stock shall be treated as though such fractional share interests were first delivered to affected Holders and then redeemed.

(k) WAL, in the exercise of its reasonable discretion, shall have the right to make all determinations, not inconsistent with the terms of this Agreement, governing (A) the issuance and delivery of WAL Stock Certificates or book entry shares of WAL Common Stock into which shares of Bridge Common Stock are converted in the Merger, and (B) the method of payment of cash for shares of Bridge Common Stock converted into the right to receive the Merger Consideration and cash in lieu of fractional shares of WAL Common Stock.

2.2 Certain Adjustments. If, after the date hereof and on or prior to the Effective Time, the outstanding shares of WAL Common Stock shall be changed into a different number of shares by reason of any reclassification, recapitalization or combination, stock split, reverse stock split, stock dividend or rights issued in respect of such stock, or any similar event shall occur (any such action, a “WAL Adjustment Event”), the Exchange Ratio shall be proportionately adjusted to provide to the Holders the same economic effect as contemplated by this Agreement prior to such WAL Adjustment Event.

2.3 Appraisal Rights; Dissenters’ Shares.

(a) Notwithstanding anything in this Agreement to the contrary and to the extent available under the CCC, all shares of Bridge Common Stock that are outstanding immediately prior to the Effective Time and that are held by shareholders of Bridge who have neither voted in favor of the Merger nor consented thereto in writing and who have demanded properly in writing appraisal for such shares of Bridge Common Stock in accordance with Section 1301 of the CCC (collectively, the “Dissenters’ Shares”) shall not be converted into, or represent the right to receive, the Merger Consideration. Such shareholders shall be entitled to receive payment of the appraised value of Dissenters’ Shares held by them in accordance with the provisions of Section 1300 et seq. of the CCC, except that all Dissenters’ Shares held by shareholders of Bridge who have failed to perfect or who effectively have withdrawn or lost their rights to appraisal of such Dissenters’ Shares under the CCC shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without any interest thereon, upon surrender, in the manner provided in Section 1.4(a).

(b) Bridge shall give WAL (i) prompt notice of any demands for appraisal received by Bridge, withdrawals of such demands and any other similar instruments served pursuant to the CCC and received by Bridge, and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the CCC. Bridge shall not, except with the prior written consent of WAL, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands or waive any failure to timely deliver a demand, subject to Bridge’s legal duties and obligations under the CCC.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF BRIDGE

Bridge hereby makes the following representations and warranties to WAL as set forth in this Article III, subject to the specifically identified exceptions disclosed in writing in the Bridge Disclosure Schedule as of the date hereof, each of which is being relied upon by WAL as a material inducement to enter into and perform this Agreement. All of the disclosure schedules of Bridge referenced below and/or otherwise required of Bridge pursuant to this Agreement, which disclosure schedules shall be cross-referenced to the specific sections and subsections of this Agreement (and shall only be deemed an exception to the extent identified, or to the extent disclosed in any other disclosure schedules of Bridge delivered herewith, provided that it is reasonably clear on its face, upon a reading of the disclosure that such disclosure is responsive to such specific sections and/or subsections of this Agreement) and delivered herewith, are referred to herein as the “Bridge Disclosure Schedule.”

3.1 Corporate Organization.

(a) Bridge is a corporation duly organized, validly existing and in good standing under the laws of the State of California. Bridge has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of any business conducted by it or the character or location of any properties or assets owned or leased by it makes such licensing or qualification necessary. Bridge is duly registered as a bank holding company with the Board of Governors of the Federal Reserve System (“FRB”) under the Bank Holding Company Act of 1956, as amended (the “BHCA”), and the rules and regulations of the FRB promulgated thereunder. The articles of incorporation and bylaws of Bridge, copies of which have been made available to WAL are true, correct and complete copies of such documents as in effect as of the date of this Agreement.

(b) Bridge Bank is a national banking association duly organized and validly existing and in good standing under the laws of the United States and is regulated by the Office of the Comptroller of the Currency (the “OCC”). Deposit accounts of Bridge Bank are insured by the Federal Deposit Insurance Corporation (the “FDIC”) through the Deposit Insurance Fund to the fullest extent permitted by law, and all premiums and assessments required in connection therewith have been paid by Bridge Bank. No proceedings for the termination of such insurance are pending or, to Bridge’s Knowledge, threatened. Bridge Bank has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of any business conducted by it or the character or location of any properties or assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Bridge. The charter and bylaws of Bridge Bank, copies of which have been made available to WAL are true, correct and complete copies of such documents as in effect as of the date of this Agreement. Bridge Bank is a member in good standing of the Federal Home Loan Bank of San Francisco (the “FHLB-SF”).

(c) Section 3.1(c) of the Bridge Disclosure Schedule sets forth a true, correct and complete list of all direct or indirect Subsidiaries of Bridge as of the date of this Agreement. Bridge owns, directly or indirectly, all of the issued and outstanding shares of capital stock of each of its Subsidiaries, free and clear of all liens, charges, encumbrances and security interests whatsoever, and all of such shares are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Bridge Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary. Except for its ownership of Bridge Bank, Bridge does not own, beneficially or of record, either directly or indirectly, any stock or equity interest in any depository institution (as defined in 12 U.S.C. Section 1813(c)(1)).

3.2 Capitalization.

(a) The authorized capital stock of Bridge consists of 30 million shares of Bridge Common Stock, no par value per share, and 10 million shares of preferred stock, no par value per share (the “Bridge Preferred Stock”), of which 1,200,000 shares have been designated as Series A Junior Participating Preferred Stock and reserved for issuance pursuant to the Rights Agreement. As of the date hereof, there are (x) 15,963,906 shares of Bridge Common Stock issued and outstanding (which includes all shares of Bridge Restricted Stock but does not include any unvested Bridge Restricted Stock Units) and no shares of Bridge Common Stock owned by Bridge as treasury stock, and (z) no shares of Bridge Preferred Stock issued and outstanding. As of the date hereof, there are 1,061,986 shares of Bridge Restricted Stock outstanding under the Bridge Stock Plans, true, complete and accurate copies of which are set forth in Section 3.2(a) of the Bridge Disclosure Schedule, and no Bridge Restricted Stock Units outstanding. As of the date hereof, there are options outstanding to purchase 791,924 shares of Bridge Common Stock, and no warrants outstanding to purchase shares of Bridge Common Stock. All of the issued and outstanding shares of Bridge Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. Except for the outstanding options, Bridge does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Bridge Common Stock or any other equity security of Bridge or any securities representing the right to purchase or otherwise receive any shares of Bridge Common Stock or any other equity security of Bridge. The names of the optionees, Bridge Restricted Stock award recipients, and the grant date of each outstanding share of Bridge Restricted Stock and each outstanding option to purchase Bridge Common Stock, the number of shares subject to each such award, grant or option, the vesting schedule for each such award, grant or option, the type of option (incentive stock option or nonqualified option), the expiration date of each such award, grant or option, and the price at which each such option may be exercised under the Bridge Stock Plans are set forth in Section 3.2(a) of the Bridge Disclosure Schedule. Schedule 1.5 sets forth with respect to each employee or director the true and correct number of shares of (i) Bridge Common Stock subject to purchase pursuant to unvested outstanding Bridge options and (ii) unvested Bridge Restricted Stock, in each case subject to vesting coincident with or immediately prior to the Effective Time in accordance with the terms in effect under any applicable agreements and arrangements (other than any requirement of separation from service), and no other employee or director of Bridge holds options to purchase Bridge Common Stock or Bridge Restricted Stock subject to acceleration triggered by or immediately prior to the Effective Time (whether with or without a requirement of separation from service). Since December 31, 2013, Bridge has not issued any shares of its capital stock, or any securities convertible into or exercisable for any shares of its capital stock, other than director or employee stock options or Bridge Restricted Stock awards granted under the Bridge Stock Plans or shares of Bridge Common Stock issuable pursuant to the exercise of director or employee stock options or vesting of Bridge Restricted Stock granted under the Bridge Stock Plans.

(b) The authorized capital stock of Bridge Bank consists of 10,000,000 shares of common stock, $2.50 par value per share (“Bridge Bank Common Stock”) and 10,000,000 shares of serial preferred stock, $2.50 par value per share. As of the date hereof, there are 1,000 shares of Bridge Bank Common Stock issued and outstanding, all of which shares are owned by Bridge, no shares of Bridge Bank preferred stock issued and outstanding, and no shares of Bridge Bank Common Stock are held in Bridge Bank’s treasury.

(c) Except as set forth on Section 3.2(c) of the Bridge Disclosure Schedule, as of the date hereof, no trust preferred or subordinated securities of Bridge are issued and outstanding. No bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of Bridge may vote are issued or outstanding.

(d) Except as set forth on Section 3.2(d) of the Bridge Disclosure Schedule, there are no persons with registration rights or other similar rights to have any securities registered for sale pursuant to the Registration Statement (as defined below) or otherwise registered for sale or sold by Bridge under the Securities Act pursuant to this Agreement.

3.3 Authority; No Violation.

(a) Bridge has full corporate power and authority to execute and deliver this Agreement and, subject to receipt of the required regulatory approvals specified herein, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Bridge. The Board of Directors of Bridge has directed that this Agreement and the transactions contemplated hereby be submitted to Bridge’s shareholders for approval at the Special Meeting and, except for the approval of this Agreement by the holders of a majority of the outstanding shares of Bridge Common Stock, no other corporate proceedings on the part of Bridge (except for matters related to setting the date, time, place and record date for the Special Meeting) are necessary to approve this Agreement or to consummate the transactions contemplated hereby or thereby. This Agreement has been duly and validly executed and delivered by Bridge and (assuming due authorization, execution and delivery of this Agreement by WAL) will constitute valid and binding obligations of Bridge, enforceable against Bridge in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency, receivership, conservatorship or other similar laws affecting creditors’ rights and remedies generally.

(b) Bridge Bank has full corporate power and authority to execute and deliver the Bank Merger Agreement and, subject to receipt of the required regulatory approvals specified herein, to consummate the transactions contemplated thereby. The execution and delivery of the Bank Merger Agreement and the consummation of the transactions contemplated thereby have been duly and validly approved by the Board of Directors of Bridge Bank and by Bridge as the sole shareholder of Bridge Bank. No other corporate proceedings on the part of Bridge Bank will be necessary to consummate the transactions contemplated thereby. The Bank Merger

Agreement, upon execution and delivery by Bridge Bank, will be duly and validly executed and delivered by Bridge Bank and will (assuming due authorization, execution and delivery by WAB) constitute a valid and binding obligation of Bridge Bank, enforceable against Bridge Bank in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency, receivership, conservatorship or other similar laws affecting creditors’ rights and remedies generally.

(c) Except as disclosed in Section 3.3(c) of the Bridge Disclosure Schedule, neither the execution and delivery of this Agreement by Bridge, nor of the Bank Merger Agreement by Bridge Bank, nor the consummation by Bridge or Bridge Bank, as the case may be, of the transactions contemplated hereby or thereby, nor compliance by Bridge or Bridge Bank with any of the terms or provisions hereof or thereof, will (i) violate any provision of the charter or bylaws of Bridge and each of its Subsidiaries or (ii) assuming that the consents and approvals referred to in Section 3.4 are duly obtained, (x) violate any Laws applicable to Bridge and each of its Subsidiaries, or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the respective properties or assets of Bridge and each of its Subsidiaries under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, deed of trust, license, lease, or Bridge Contract to which Bridge and each of its Subsidiaries is a party, or by which Bridge or any of Bridge’s properties or assets may be bound or affected.

3.4 Consents and Approvals.

(a) Except for (i) the filing of applications, notices or waiver requests, as applicable, as to the Merger and the Bank Merger with the FRB under the BHCA and the Bank Merger Act and FRB regulations, the OCC under the National Bank Act, and the Arizona Department of Financial Institutions (“ADFI”) under Arizona banking laws or regulations, and approval of the foregoing applications and notices (collectively, the “Required Banking Approvals”), (ii) the filing with the Securities and Exchange Commission (“SEC”) of a Registration Statement on Form S-4 to register the shares of WAL Common Stock that may be issued in connection with the Merger (such Form S-4, and any amendments or supplements thereto, the “Registration Statement”), which will include the proxy statement/prospectus to be used in soliciting the approval of Bridge’s shareholders at the Special Meeting (such proxy statement as amended or supplemented is referred to herein as the “Proxy Materials”), (iii) the approval of this Agreement by the requisite vote of the shareholders of Bridge, (iv) the filing of the CA Agreement of Merger with the Secretary of State of the State of California pursuant to the CCC, (v) the filing of the DE Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, (vi) the filings required by the Bank Merger Agreement, if applicable, (vii) such consents, approvals, orders, authorizations, registrations, declarations and filings or waivers thereof as may be required under applicable federal, foreign and state securities (or related) laws and, if applicable, the securities or antitrust laws of any foreign country, and (viii) such filings, authorizations or approvals as may be set forth in Section 3.4(a) of the Bridge Disclosure Schedule, no consents or approvals of or filings or registrations by Bridge with any court, administrative agency or commission or other governmental authority or instrumentality (each a “Governmental Entity”), or with any third party, are necessary in connection with (1) the execution and delivery by Bridge of this Agreement, (2) the consummation by Bridge of the Merger and the other transactions contemplated hereby, (3) the execution and delivery by Bridge Bank of the Bank Merger Agreement, and (4) the consummation by Bridge Bank of the Bank Merger and the transactions contemplated thereby, except for such consents, approvals or filings with any non-Governmental Entity, the failure of which to obtain will not have a Material Adverse Effect on Bridge.

(b) Except as may be set forth in Schedule 3.4(b) of the Bridge Disclosure Schedule, Bridge has no Knowledge of any reason why approval or effectiveness of any of the consents, approvals, authorizations, applications, notices, filings or waivers thereof from any Governmental Entity referred to in Section 3.4(a) required to be obtained by Bridge or Bridge Bank cannot be obtained or granted on a timely basis.

3.5 Reports. Except as set forth in Section 3.5 of the Bridge Disclosure Schedule, (x) each of Bridge and its Subsidiaries, as applicable, has timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, it was required to file since December 31, 2013 with

(i) the FRB, (ii) the FDIC, (iii) the OCC, (iv) any state banking commissions or any state regulatory authority (each a “State Regulator”), (v) the SEC and (vi) any other self-regulatory organization (collectively “Regulatory Agencies”); and (y) except for normal examinations conducted by a Regulatory Agency in the regular course of the business of Bridge and its Subsidiaries, to Bridge’s Knowledge, no Governmental Entity is conducting, or has conducted, any proceeding or investigation into the business or operations of Bridge or any of its Subsidiaries since December 31, 2013.

3.6 Financial Statements; SEC Filings; Books and Records. True, correct and complete copies of the consolidated balance sheets of Bridge and its Subsidiaries as of December 31 for the fiscal years 2014 and 2013 and the related consolidated statements of operations, comprehensive income, shareholders’ equity and cash flows for the fiscal years 2014 through 2012, inclusive, are included in Bridge’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, filed with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), in each case accompanied by the audit report of Vavrinek Trine Day & Co. LLP, independent public accountants with respect to Bridge. The financial statements referred to in this Section 3.6 (including the related notes, where applicable) fairly present in all material respects, and the financial statements referred to in Section 6.7 will fairly present in all material respects, the results of the consolidated operations and consolidated financial condition of Bridge and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; each of such statements (including the related notes, where applicable) comply in all material respects, and the financial statements referred to in Section 6.7 will comply in all material respects, with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto and each of such statements (including the related notes, where applicable) has been, and the financial statements referred to in Section 6.7 will be, prepared in all material respects in accordance with accounting principles generally accepted in the United States consistently applied during the periods involved (“GAAP”), except in each case as indicated in such statements or in the notes thereto. Bridge’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 and all reports filed pursuant to the Exchange Act since December 31, 2014 comply in all material respects with the appropriate accounting and all other applicable SEC requirements for such reports under rules and regulations of the SEC with respect thereto. Bridge has made available to WAL true, correct and complete copies of all written correspondence between the SEC and Bridge and any of its Subsidiaries occurring since January 1, 2012 and prior to the date of this Agreement. Except as set forth at Section 3.6 of the Bridge Disclosure Schedule, there are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the Bridge SEC Reports. None of Bridge’s Subsidiaries is required to file periodic reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act. The books and records of Bridge have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements. Vavrinek Trine Day & Co. LLP has not resigned (or informed Bridge that it intends to resign) or been dismissed as independent public accountants of Bridge as a result of or in connection with any disagreements with Bridge on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

3.7 Broker’s Fees. Neither Bridge nor any Bridge Subsidiary nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement, except that Bridge has engaged, and will pay a fee or commission as set forth at Section 3.7 of the Bridge Disclosure Schedule to, Sandler O’Neill & Partners, L.P. (“Sandler O’Neill”) in accordance with the terms of a letter agreement between Sandler O’Neill and Bridge, dated December 11, 2014, a true, complete and correct copy of which has been previously made available to WAL.

3.8 Absence of Certain Changes or Events. Except as set forth at Section 3.8 of the Bridge Disclosure Schedule, or as disclosed in Bridge’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 or Quarterly Reports on Form 10-Q for the periods ended March 31, 2014, June 30, 2014 and September 30, 2014 or in any other filing made by Bridge with the SEC since December 31, 2013, and except as contemplated by this Agreement: (i) neither Bridge nor any of its Subsidiaries has incurred any material liability of a nature required to be disclosed in a balance sheet prepared in accordance with GAAP and regulatory accounting principles, except in the ordinary course of their business consistent with past practices; (ii) no event has occurred which has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Bridge; and (iii) Bridge and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary and usual course consistent with past practices.

3.9 Legal Proceedings.

(a) Except as set forth at Section 3.9(a) of the Bridge Disclosure Schedule, neither Bridge nor any of its Subsidiaries is a party to any material pending or, to the Knowledge of Bridge, threatened, legal, administrative, arbitration or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Bridge or any of its Subsidiaries.

(b) Except as set forth at Section 3.9(b) of the Bridge Disclosure Schedule, there is no material injunction, order, judgment, decree, or regulatory restriction binding upon Bridge, any of its Subsidiaries or the assets of Bridge or any of its Subsidiaries.

(c) Except as set forth in Section 3.9(c) of the Bridge Disclosure Schedule, since January 1, 2010 (i) there have been no material subpoenas or written demands, inquiries or information requests received by Bridge or any of its Subsidiaries from any Governmental Entity; and (ii) no Governmental Entity has requested that Bridge or any of its Subsidiaries enter into a settlement negotiation or tolling agreement with respect to any matter related to any such subpoena, written demand, inquiry or information request.

3.10 Taxes and Tax Returns.

(a) Except as set forth at Section 3.10(a) of the Bridge Disclosure Schedule, (i) all federal, state, local and foreign Tax Returns required to be filed by or on behalf of Bridge or any of its Subsidiaries have been timely filed, or requests for extensions have been timely filed and any such extensions shall have been granted and not have expired, and all such filed Tax Returns are complete and accurate in all material respects; (ii) all Taxes due and payable by Bridge or any of its Subsidiaries have been paid in full, except with respect to Taxes that are being contested in good faith and for which adequate reserves have been established; (iii) there is currently no audit examination, deficiency assessment, refund litigation or, to the Knowledge of Bridge, Tax investigation with respect to any Taxes of Bridge or any of its Subsidiaries, and no written claim has been made by any Taxing Authority in a jurisdiction where Bridge or any of its Subsidiaries does not file Tax Returns that Bridge or any such Subsidiary is subject to Tax in that jurisdiction; (iv) neither Bridge nor any of its Subsidiaries has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due that is currently in effect; (v) there are no liens for Taxes on any of the assets of Bridge or any of its Subsidiaries, other than liens for Taxes not yet due and payable or for Taxes that are being contested in good faith and for which adequate reserves have been established; (vi) Bridge and each of its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party, and Bridge and each of its Subsidiaries has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the Code and similar applicable state and local information reporting requirements; (vii) Bridge is the “common parent,” and all of its Subsidiaries are “members,” of an “affiliated group” of corporations (as those terms are defined in Section 1504(a) of the Code) filing consolidated U.S. federal income tax returns (the “Bridge Group”); (viii) neither Bridge nor any of its Subsidiaries is or has never been a member of an affiliated group, or an affiliated, combined, consolidated, unitary or similar group for state or local Tax purposes, that includes any other entity that is not a member of the Bridge Group and neither Bridge nor any of its Subsidiaries is liable for any Taxes of any Person (other than Bridge and its Subsidiaries) under Treas. Reg. § 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract or otherwise; (ix) Bridge is not a party to or bound by any Tax allocation or sharing agreement other than any such agreement with respect to the Bridge Group or any of its members; (x) Bridge has made available to WAL copies of all material Tax Returns filed with respect to the taxable periods of Bridge and its Subsidiaries ended on or after December 31, 2011, 2012 and 2013; (xi) the unpaid Taxes of Bridge and its Subsidiaries did not, as of the date of any financial statements of Bridge furnished to WAL pursuant to Section 3.6, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of such financial statements (rather than any notes thereto) and do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Bridge in filing its Tax Returns; (xii) neither Bridge nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code; (xiii) neither Bridge nor any of its Subsidiaries has entered into or otherwise participated in a “listed transaction” within the meaning of Treas. Reg. § 1.6011-4(b)(2) or any other “reportable transaction” within the meaning of Treas. Reg. § 1.6011-4(b); (xiv) neither

Bridge nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period ending after the Closing Date as a result of any (a) change in method of accounting either imposed by the Internal Revenue Service or voluntarily made by Bridge or any of its Subsidiaries on or prior to the Effective Time, (b) intercompany transaction (including any intercompany transaction subject to Sections 367 or 482 of the Code) or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or foreign income Tax law) undertaken or created by Bridge or any of its Subsidiaries on or prior to the Effective Time, (c) installment sale or open transaction arising in a taxable period (or portion thereof) ending on or prior to the Effective Time, (d) a prepaid amount received or paid prior to the Effective Time, (e) deferred gains arising prior to the Effective Time, (f) deferred cancellation of indebtedness income realized prior to the Effective Time or (g) election made or transaction undertaken prior to the Effective Time (other than the transactions contemplated by this Agreement) which reduced any Tax attribute (including basis in assets); and (xv) Bridge has made available to WAL its work papers regarding all material Financial Accounting Standards Board Interpretation No. 48 matters with respect to Bridge and its Subsidiaries, including any work papers and supporting statements relevant to such matters.

(b) Neither Bridge nor any of its Subsidiaries has taken or agreed to take any action, has failed to take any action, or has Knowledge of any fact, agreement, plan or other circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(c) For purposes of this Agreement:

“Tax” means any tax (including any income tax, capital gains tax, payroll tax, value-added tax, sales tax, property tax, gift tax, or estate tax), levy, assessment, tariff, duty (including any customs duty), deficiency, or other fee, and any related charge or amount (including any fine, penalty, interest, or addition to tax), imposed, assessed, or collected by or under the authority of any Taxing Authority or payable pursuant to any tax-sharing agreement or any other contract relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency, or fee.

“Tax Return” means any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Taxing Authority in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any law, regulation or other legal requirement relating to any Tax.

“Taxing Authority” means any of the following to the extent it is entitled to exercise any taxing authority or power:

(i) a nation, state, county, city, town, village, district, or other jurisdiction of any nature;

(ii) a federal, state, local, municipal, foreign, or other government;

(iii) a governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal); or

(iv) a multi-national organization or body.

3.11 Employee Plans.

(a) Section 3.11(a) of the Bridge Disclosure Schedule sets forth a true and complete list of each employee benefit plan (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), or other employee benefit arrangement, agreement, program or policy that is sponsored by, maintained or contributed to as of the date of this Agreement, by Bridge or any of the Bridge Subsidiaries or any other entity which together with Bridge would be deemed a “single employer” within the meaning of Section 4001 of ERISA or Code Sections 414(b), (c) or (m) or under which Bridge or any such Bridge Subsidiary has any liability as well as all stock purchase, stock incentive, severance, employment, change-in-control, fringe benefit, bonus, incentive, deferred compensation and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise), whether formal or informal, oral or written, legally binding or not, under which (i) any current or former employee, officer, director, consultant or independent contractor of Bridge or any Subsidiary of Bridge has had or has any present or future right to benefits and which are contributed to, sponsored by or maintained by Bridge or any Subsidiary of Bridge or (ii) under which Bridge or any Subsidiary of Bridge has any present or future liability (collectively, the “Plans”). With respect to the Plans, except as set forth on Section 3.11(a) of the Bridge Disclosure Schedule:

(i) no Plan provides benefits, including, without limitation, death or medical benefits (whether or not insured), with respect to current or former employees of Bridge or any Bridge Subsidiary beyond their retirement or other termination of service, other than (A) coverage mandated by applicable Law, (B) death benefits or retirement benefits under a Plan that is an “employee pension benefit plan” (as that term is defined in Section 3(2) of ERISA), (C) deferred compensation benefits under a Plan that are accrued as liabilities on the books of Bridge or any Bridge Subsidiary, or (D) benefits the full cost of which is borne by the current or former employee (or such former or current employee’s beneficiary);

(ii) no Plan is a “defined benefit plan” (as such term is defined in Section 3(35) of ERISA);

(iii) no Plan is a “multiemployer plan” (as such term is defined in Section 3(37) of ERISA);

(iv) except as set forth on Section 3.11(a)(iv) of the Bridge Disclosure Schedule, no Plan, program, agreement or other arrangement, either individually or collectively, provides for any payment by Bridge or any Bridge Subsidiary that would not be deductible under Code Sections 162(a)(1), 162(m) or 404 or that would constitute a “parachute payment” within the meaning of Code Section 280G after giving effect to the transactions contemplated by this Agreement, including the agreements referenced in Section 6.5(e), nor would the transactions contemplated by this Agreement accelerate the time of payment or vesting, or increase the amount of compensation due to any employee.

(b) Bridge has heretofore delivered or made available to WAL true, correct and complete copies of each of the Plans and all related documents, including but not limited to (i) the actuarial report for such Plan (if applicable) for each of the last three years, (ii) the most recent determination letter from the IRS (if applicable) for such Plan, (iii) the current summary plan description (or any other such summary of the terms and conditions of the Plan) and any summaries of material modification for such Plan, (iv) all annual reports (Form 5500 series) for each Plan filed for the preceding three plan years, (v) all material agreements with fiduciaries and service providers relating to the Plan, and (vi) all substantive, material correspondence relating to any such Plan addressed to or received from the Internal Revenue Service, the Department of Labor or any other governmental agency.

(c) Except as set forth at Section 3.11(c) of the Bridge Disclosure Schedule:

(i) each of the Plans has been operated and administered in all material respects in compliance with applicable Laws, including but not limited to ERISA and the Code;

(ii) each of the Plans intended to be “qualified” within the meaning of Section 401(a) of the Code is designed to be so qualified, and (A) each such Plan has received from the Internal Revenue Service a favorable determination letter (or with respect to a prototype plan, can rely on a favorable opinion letter to the prototype plan sponsor), to the extent that any trust created pursuant to any such Plan is exempt from federal income tax under Section 501(a) of the Code; and (B) neither Bridge nor any Bridge Subsidiary has Knowledge of any circumstance or event which would jeopardize the tax-qualified status of any such Plan or the tax-exempt status of any related trust, or which would cause the imposition of any liability, penalty or tax under ERISA or the Code;

(iii) all contributions or other amounts payable by Bridge or any Bridge Subsidiary as of the Effective Time with respect to each Plan, and all other liabilities of each such entity with respect to each Plan, in respect of current or prior plan years, have been paid or accrued in accordance with generally accepted accounting practices and, to the extent applicable, Section 412 of the Code;

(iv) neither Bridge nor any Bridge Subsidiary has engaged in a transaction in connection with which Bridge or any Bridge Subsidiary would be reasonably likely to be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code and, to the Knowledge of Bridge and any Bridge Subsidiary, no transaction has occurred which involves the assets of any Plan and which would be reasonably likely to subject Bridge or any Bridge Subsidiary or any of the directors, officers or employees of Bridge or any Bridge Subsidiary, or a trustee, administrator or other fiduciary of any trusts created under any Plan to a tax or penalty on prohibited transactions imposed by Section 4975 of the Code or the sanctions imposed under Title I of ERISA;

(v) to the Knowledge of Bridge and any Bridge Subsidiary, there are no pending, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Plans or any trusts related thereto;

(vi) all Plans could be terminated prior to or as of the Effective Time without material liability in excess of the amount accrued with respect to such Plan in the financial statements referred to in Sections 3.6 and 6.7 hereto;

(vii) each Plan has been maintained and operated in all material respects either: (A) to be exempt from the requirements of Section 409A of the Code or (B) to be in compliance with Section 409A of the Code such that no Taxes under Section 409A of the Code may be imposed on participants in any Plans;

(viii) each Bridge stock option (i) was granted in material compliance with all applicable Laws and all of the terms and conditions of the applicable plan pursuant to which it was issued, (ii) has an exercise price per share equal to or greater than the fair market value of a share of Bridge Common Stock on the date of such grant, (iii) has a grant date identical to the date on which the Board of Directors of Bridge or the compensation committee thereof actually awarded it, (iv) is designed to be exempt from the Section 409A of the Code, and (v) qualifies for the tax and accounting treatment afforded to such award in the Bridge Tax Returns and the financial statements referenced in Sections 3.6 and 6.7 hereto, respectively; and

(ix) all material reports and information required to be filed with the Department of Labor and IRS or provided to plan participants and their beneficiaries with respect to each Plan have been filed or provided, as applicable, and all annual reports (including Form 5500 series) of such Plans were, if applicable, certified without qualification by each Plan’s accountants and actuaries.

3.12 Certain Contracts.

(a) Except as set forth at Section 3.9(b) and Section 3.12(a) of the Bridge Disclosure Schedule, neither Bridge nor any of its Subsidiaries is a party to or bound by any contract, arrangement or commitment (i) with respect to the employment of any directors, officers, employees or consultants, (ii) which, upon the consummation of the transactions contemplated by this Agreement or the Bank Merger Agreement will (either alone or upon the occurrence of any additional acts or events) result in any payment (whether of severance pay or otherwise) becoming due from WAL, Bridge, or any of their respective Subsidiaries to any director, officer or employee thereof, (iii) which materially restricts the conduct of any line of business by Bridge or any of its Subsidiaries or limits Bridge’s freedom to compete in any geographic area or to use the name “Bridge Bank” or any variant thereof, or which requires Bridge or any of its Subsidiaries to make available investment opportunities to any person on a priority or exclusive basis, (iv) which relates to the incurrence of indebtedness (other than deposit liabilities and advances and loans from the FHLB-SF incurred in the ordinary course of business consistent with past practice) by Bridge or any of its Subsidiaries, including any sale and leaseback transactions, capitalized leases and other similar financing transactions, (v) which grants any registration right, right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of Bridge or any of its Subsidiaries, (vi) which limits the payments of dividends by Bridge or any of its Subsidiaries, (vii) which relates to any joint venture, partnership, limited liability company agreement or other similar agreement or arrangement, or to the formation, creation or operation, management or control of any partnership or joint venture with any third parties, (viii) which is a consulting agreement or data processing, software programming or licensing contract involving the payment of more than $250,000 per annum (other than any such contracts which are terminable by Bridge or its applicable Subsidiary on 60 days or less notice without any required payment or other conditions (other than the condition of notice)), (ix) with or to a labor union or guild (including any collective bargaining agreement), (x) which is not of the type described in clauses (i) through (ix) above and which involved payments by, or to, Bridge or any of its Subsidiaries in the fiscal year ended December 31, 2014, or which could reasonably be expected to involve such payments during the fiscal year ending December 31, 2015, of more than $250,000 (other than (A) pursuant to loans originated or purchased by Bridge and its Subsidiaries and deposits taken in the ordinary course of business consistent with past practice or (B) any such contracts which are terminable by Bridge or its applicable Subsidiary on 60 days or less notice without any required payment or other conditions (other than the condition of notice)), (xi) except as set forth in Section 3.23 of the Bridge Disclosure Schedule, which relates to any material Scheduled IP (as defined in Section 3.23) or (xii) except as set forth on Section 3.12(a)(v) of the Bridge Disclosure Schedule, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement (including as to this clause (xii), any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan). Section 3.12(a) of the Bridge Disclosure Schedule sets forth a list of all material contracts (as defined in Item 601(b)(10) of Regulation S-K) of Bridge and its Subsidiaries, and a list of the twenty (20) largest contracts by dollar value per annum (other than those evidencing loans originated or purchased by Bridge or its Subsidiaries or deposits taken in the ordinary course of business consistent with past practice). Each contract, arrangement or commitment of the type described in this Section 3.12(a), whether or not set forth in Section 3.12(a) of the Bridge Disclosure Schedule, is referred to herein as a “Bridge Contract,” and neither Bridge nor any of its Subsidiaries has received notice of, nor do any executive officers of such entities know of, any violation of any Bridge Contract.

(b) Except as may be set forth in Schedule 3.12(b) of the Bridge Disclosure Schedule, (i) each Bridge Contract is a valid and binding obligation of Bridge and in full force and effect, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency, receivership, conservatorship or other similar laws affecting creditors’ rights and remedies generally; (ii) Bridge and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it to date under each Bridge Contract, and (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute, a material default on the part of Bridge or any of its Subsidiaries under any such Bridge Contract.

3.13 Agreements with Regulatory Agencies. Except as set forth at Section 3.9(b) and Section 3.13 of the Bridge Disclosure Schedule, neither Bridge nor Bridge Bank is subject to any cease-and-desist or other order issued by, nor is it a party to any written agreement, consent agreement, memorandum of understanding, commitment letter or similar undertaking with, or is a recipient of any extraordinary supervisory letter from, nor has it adopted any board resolutions at the request of (each, whether or not set forth on Section 3.13 of the Bridge Disclosure Schedule, a “Regulatory Agreement”), any Governmental Entity that restricts the conduct of its business or that in any manner relates to its capital adequacy, its credit policies, its management or its business, nor has Bridge or Bridge Bank been advised by any Governmental Entity that it is considering issuing or requesting any Regulatory Agreement.

3.14 Environmental Matters.

(a) Except as may be set forth in Schedule 3.14(a) of the Bridge Disclosure Schedule, to the Knowledge of Bridge, each of Bridge and its Subsidiaries is in material compliance with all applicable federal and state laws and regulations relating to pollution or protection of the environment (including without limitation, laws and regulations relating to emissions, discharges, releases and threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials (hereinafter referred to as “Environmental Laws”).

(b) Except as may be set forth in Schedule 3.14(b) of the Bridge Disclosure Schedule, there is no suit, claim, action, proceeding, investigation or notice pending or, to the Knowledge of Bridge, threatened

(including past or present actions or events that could form the basis of any such suit, claim, action, proceeding, investigation or notice) in which Bridge or any Bridge Subsidiary has been or, with respect to threatened suits, claims, actions, proceedings, investigations or notices may be, named as a defendant (x) for alleged material noncompliance (including by any predecessor to Bridge or any Bridge Subsidiary), with any Environmental Law, (y) relating to any material release or threatened release into the environment of any Hazardous Material, occurring at or on a site owned, leased or operated by Bridge or any Bridge Subsidiary, or (z) to the Knowledge of Bridge, relating to any material release or threatened release into the environment of any Hazardous Material, occurring at or on a site not owned, leased or operated by Bridge or any Bridge Subsidiary.

(c) Except as may be set forth in Schedule 3.14(c) of the Bridge Disclosure Schedule, during the period of Bridge’s or any Bridge Subsidiary’s ownership or operation of any of its properties, there has not been any material release of Hazardous Materials in, on, or to the Knowledge of Bridge, under or adjacent to and migrating onto any such property.

(d) Except as may be set forth in Schedule 3.14(d) of the Bridge Disclosure Schedule, to the Knowledge of Bridge, neither Bridge nor any Bridge Subsidiary has made or participated in any loan to any Person who is subject to any suit, claim, action, proceeding, investigation or notice, pending or threatened, that would have a material adverse effect on the value of the property securing the loan with respect to (i) any alleged material noncompliance as to any property securing such loan with any Environmental Law, or (ii) any material release or threatened release into the environment of any Hazardous Material at a site owned, leased or operated by such Person on any property securing such loan.

(e) For purposes of this Section 3.14, the term “Hazardous Material” means any hazardous waste, petroleum product, polychlorinated biphenyl, chemical, pollutant, contaminant, pesticide, radioactive substance, or other toxic material, or other material or substance regulated as “hazardous” or “toxic” or as a “waste”, “pollutant” or “contaminant” under any applicable Environmental Law.

3.15 Reserves for Losses. Except as may be set forth in Schedule 3.15 of the Bridge Disclosure Schedule, (i) all reserves or other allowances for possible losses reflected in Bridge’s financial statements referred to in Section 3.6 as of and for the year ended December 31, 2014, complied in all material respects with all applicable Laws and are established in accordance with GAAP and applicable regulatory accounting principles and guidance; and (ii) Bridge has not been notified by the FDIC, the OCC or Bridge’s independent auditor, in writing, that such reserves are inadequate or that the practices and policies of Bridge in establishing its reserves for the year ended December 31, 2014, and in accounting for delinquent and classified assets generally, fail to comply with applicable accounting or regulatory requirements, or that the FDIC, the OCC or Bridge’s independent auditor believes such reserves to be inadequate or inconsistent with the historical loss experience of Bridge. Bridge has previously furnished WAL with a complete list as of December 31, 2014 of all extensions of credit and other real estate owned (“OREO”) that have been classified by any bank or trust examiner (regulatory or internal) as other loans specially mentioned, special mention, substandard, doubtful, loss, classified or criticized, credit risk assets, concerned loans or words of similar import. Bridge agrees to update such list no less frequently than monthly after the date of this Agreement until the earlier of the Closing Date or the date that this Agreement is terminated in accordance with Section 8.1. All OREO held by Bridge is being carried net of reserves at the lower of cost or net realizable value.

3.16 Properties and Assets. Section 3.16 of the Bridge Disclosure Schedule lists (i) all real property owned by Bridge and each Bridge Subsidiary (other than properties acquired by Bridge after the date hereof in foreclosure or in full or partial satisfaction of debts previously contracted), (ii) each real property lease, sublease or installment purchase arrangement to which Bridge or any Bridge Subsidiary is a party, (iii) a description of each contract for the purchase, sale, or development of real estate to which Bridge or any Bridge Subsidiary is a party, and (iv) all items of Bridge’s or any Bridge Subsidiary’s tangible personal property and equipment with a book value of $50,000 or more or having any annual lease payment of $25,000 or more. Except for (a) items reflected in Bridge’s consolidated financial statements as of December 31, 2014 referred to in Section 3.6, (b) exceptions to title, zoning restrictions, easements, licenses and other restrictions on the use of owned or leased property or any interest therein that do not interfere materially with Bridge’s or any Bridge Subsidiary’s use and enjoyment of owned or leased real property, (c) liens for current real estate taxes not yet delinquent, or being contested in good faith, properly reserved against (and reflected on the financial statements referred to in

Section 3.6), (d) purchase money mortgages or other purchase money or vendor’s liens (including any finance leases), provided that no such lien shall extend to cover any other property of Bridge or any Bridge Subsidiary other than the so purchased items, Bridge and each Bridge Subsidiary have good and valid title to each owned real property and all owned material, tangible personal property and equipment, free and clear of all liens, claims, charges and other encumbrances, except for such imperfections of title, liens, claims, charges and other encumbrances as do not materially affect the value of the properties or assets or affect the use of the properties or assets subject thereto or affected thereby or materially impair business operations at such properties. Bridge and each Bridge Subsidiary, as lessee, have the right under valid and subsisting leases to occupy, use and possess all property leased by them, and neither Bridge nor any Bridge Subsidiary has experienced any material uninsured damage or destruction with respect to such properties since December 31, 2013; all properties and assets used by Bridge and each Bridge Subsidiary are in good operating condition and repair suitable for the purposes for which they are currently utilized (normal wear and tear excluded) and comply in all material respects with all Laws relating thereto now in effect or scheduled to come into effect; and Bridge and each Bridge Subsidiary enjoys peaceful and undisturbed possession under all leases for the use of all property under which they are lessees, and all leases to which Bridge is a party are valid and binding obligations in accordance with the terms thereof. Neither Bridge nor any Bridge Subsidiary is in material default with respect to any such lease, and there has occurred no default by Bridge or any Bridge Subsidiary or event which with the lapse of time or the giving of notice, or both, would constitute a material default by Bridge or any Bridge Subsidiary under any such lease; and there are no Laws, conditions of record, or other impediments which materially interfere with the intended use by Bridge or any Bridge Subsidiary of any of the property owned, leased, or occupied by them.

3.17 Insurance. Section 3.17 of the Bridge Disclosure Schedule contains a true, correct and complete list of all insurance policies and bonds maintained by Bridge and any Bridge Subsidiary, including the name of the insurer, the policy number, the type of policy and any applicable deductibles or retentions, and all such insurance policies and bonds are in full force and effect and have been in full force and effect since their respective dates of inception. As of the date hereof, neither Bridge nor any Bridge Subsidiary has received any notice of cancellation or amendment of any such policy or bond or is in default under any such policy or bond, no coverage thereunder is being disputed and all material claims thereunder have been filed in a timely fashion. The existing insurance carried by Bridge and any Bridge Subsidiary is and will continue to be, in respect of the nature of the risks insured against and the amount of coverage provided, sufficient for compliance in all material respects by Bridge and the Bridge Subsidiaries with all requirements of Law and agreements to which Bridge or any of the Bridge Subsidiaries is subject or is party, and is, to Bridge’s Knowledge, substantially similar in kind and amount to that customarily carried by parties similarly situated who own properties and engage in businesses substantially similar to that of Bridge and the Bridge Subsidiaries. True, correct and complete copies of all such policies and bonds reflected at Section 3.17 of the Bridge Disclosure Schedule, as in effect on the date hereof, have been made available to WAL.

3.18 Compliance with Applicable Laws. Except as may be set forth in Schedule 3.18 of the Bridge Disclosure Schedule:

(a) Since January 1, 2013, each of Bridge and any Bridge Subsidiary has complied in all material respects with (i) all Laws applicable to it or to the operation of its business, including without limitation, all Laws related to data protection or privacy, and (ii) any posted or internal privacy policies relating to data protection or privacy, including without limitation, the protection of personal information; neither Bridge nor any Bridge Subsidiary has received any notice of any material alleged or threatened claim, violation, or liability under any such Laws that has not heretofore been cured and for which there is no remaining liability.

(b) Each of Bridge, its Subsidiaries and employees hold all material permits, licenses, variances, authorizations, exemptions, orders, registrations and approvals of all Governmental Entities (the “Permits”) that are required for the operation of the respective businesses of Bridge and its Subsidiaries as presently conducted.

(c) Bridge and Bridge Bank are each “well capitalized” and “well managed” under applicable regulatory definitions, and Bridge Bank was rated “Satisfactory” following its most recent performance examination, dated August 2, 2010, under the Community Reinvestment Act of 1977 (the “CRA”). Bridge has no

Knowledge of the existence of any fact or circumstance or set of facts or circumstances which could reasonably be expected to result in the current CRA rating being lowered.

(d) Since January 1, 2013, Bridge and each of its Subsidiaries have timely filed all regulatory reports, schedules, forms, registrations and other documents, together with any amendments required to be made with respect thereto, that they were required to file with any Governmental Entity (the “Bridge Documents”), and have timely paid all fees and assessments due and payable in connection therewith. There is no material unresolved violation or exception cited by any of such Governmental Entities with respect to any report or statement relating to any examinations of Bridge or any of its Subsidiaries. Bridge has delivered or made available to WAL a true and complete copy of each material Bridge Document requested by WAL.

(e) Since January 1, 2013, neither Bridge nor any of its Subsidiaries, nor, to the Knowledge of Bridge, any of their respective directors, officers or employees, has been the subject of any disciplinary proceedings or orders of any Governmental Entity arising under applicable Laws or regulations, and no such disciplinary proceeding or order is pending, nor to the Knowledge of Bridge, threatened.

(f) Since January 1, 2013, neither Bridge nor any of its Subsidiaries, nor to the Knowledge of Bridge any other Person acting on behalf of Bridge or any of its Subsidiaries that qualifies as a “financial institution” under the U.S. Anti-Money Laundering Laws, has Knowingly acted, by itself or in conjunction with another, in any act in connection with the concealment of any currency, securities, other proprietary interest that is the result of a felony as defined in the U.S. Anti-Money Laundering Laws (“Unlawful Gains”), nor Knowingly accepted, transported, stored, dealt in or brokered any sale, purchase or any transaction of any other nature for Unlawful Gains. Bridge and each of its Subsidiaries that qualifies as a “financial institution” under the U.S. Anti-Money Laundering Laws have, during the past three (3) years, implemented such anti-money laundering mechanisms and kept and filed all material reports and other necessary material documents as required by, and otherwise complied in all material respects with, the U.S. Anti-Money Laundering Laws and the rules and regulations issued thereunder.

(g) Since January 1, 2013, Bridge and each of its Subsidiaries has properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable Law, except where the failure to so administer such accounts would not reasonably be expect to have, individually or in the aggregate, a Material Adverse Effect on Bridge. None of Bridge, any of its Subsidiaries or, to the Knowledge of Bridge, any director, officer or employee of Bridge or of any of its Subsidiaries, has committed any breach of trust or fiduciary duty with respect to any such fiduciary account that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Bridge, and, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Bridge, the accountings for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

(h) Each of Bridge and Bridge Bank is an approved “lender,” “certified lender” or “preferred lender” as the case may be, under and pursuant to the loan guarantee programs of the United States Small Business Administration (the “SBA”) and the Export-Import Bank of the United States (“Ex-Im”). Bridge and Bridge Bank have at all times complied, in all material respects, with the rules and regulations of the loan and loan guarantee programs of the SBA and Ex-Im. All loans originated by Bridge and Bridge Bank pursuant to or guaranteed by either the SBA or Ex-Im were made pursuant to all applicable SBA or Ex-Im (as the case may be) rules and regulations and met all applicable underwriting criteria necessary to qualify for the loan or loan guarantee programs of the SBA or Ex-Im (as the case may be). All loans made or originated by Bridge and Bridge Bank under or pursuant to loan or loan programs of the SBA or Ex-Im have been made on standard loan documents approved, if required, by the appropriate agency.

3.19 Loans.

(a) As of the date hereof and except as set forth in Section 3.19(a) of the Bridge Disclosure Schedule, neither Bridge nor any Bridge Subsidiary is a party to any written or oral loan in which Bridge or any Bridge Subsidiary is a creditor which as of December 31, 2014 had an outstanding balance of $500,000 or more and under the terms of which the obligor was, as of December 31, 2014, over 90 days or more delinquent in payment of principal or interest. Except as such disclosure may be limited by any applicable Law, rule or regulation, Section 3.19(a) of the Bridge Disclosure Schedule sets forth a true, correct and complete list of all of the loans of Bridge and its Subsidiaries that, as of December 31, 2014, had an outstanding balance of $500,000 or more and were classified by Bridge as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import (“Classified Loans”), together with the principal amount of and accrued and unpaid interest on each such loan and the aggregate principal amount of and accrued and unpaid interest on such loans as of such date. All loans owned as of the date hereof by Bridge or any Bridge Subsidiary, or in which Bridge or any Bridge Subsidiary has an interest, comply in all material respects with all Laws and regulations thereunder. As of the date hereof, all loans owned by Bridge or any Bridge Subsidiary, or in which Bridge or any Bridge Subsidiary has an interest, have been made or acquired by Bridge in accordance with board of director-approved loan policies. Section 3.19(a) of the Bridge Disclosure Schedule includes a true and correct list of each outstanding loan owned as of the date hereof by Bridge and made for an amount equal to $500,000 or more which was made or acquired by Bridge pursuant to an exception from board of director-approved loan policies approved by Bridge’s board of directors.

(b) Except as would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect with respect to Bridge, each loan of Bridge and any Bridge Subsidiary outstanding as of the date hereof (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of Bridge and the Bridge Subsidiaries as secured loans, has been secured by valid liens, which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar laws of general applicability relating to or affecting insured depository institutions or the rights of creditors generally and subject to general principles of equity). Each of Bridge and each Bridge Subsidiary holds mortgages contained in its loan portfolio for its own benefit to the extent of its interest shown therein; such mortgages evidence liens having the priority indicated by the terms of such mortgages, including the associated loan documents, subject, as of the date of recordation or filing of applicable security instruments, only to such exceptions as are discussed in attorneys’ opinions regarding title or in title insurance policies in the mortgage files relating to the loans secured by real property or are not material as to the collectability of such loans; and all loans owned by Bridge and each Bridge Subsidiary are with full recourse to the borrowers, and each of Bridge and any Bridge Subsidiary has taken no action which would result in a waiver or negation of any rights or remedies available against the borrower or guarantor, if any, on any loan (except as set forth at Section 3.19(b) of the Bridge Disclosure Schedule). Schedule 3.19(b) includes a true and correct list of each loan owned by Bridge outstanding as of the date hereof and made for an amount equal to $500,000 or more for which Bridge has taken action which has resulted, or would result, in a waiver or negation of any rights or remedies available against the borrower or guarantor, if any, on such loans. Bridge and each Bridge Subsidiary have properly perfected or caused to be properly perfected all security interests, liens, or other interests in any collateral securing any loans made by it. True, correct and complete copies of loan delinquency reports as of December 31, 2014 prepared by Bridge, which reports include all loans delinquent or otherwise in default, have been made available to WAL. True, correct and complete copies of the currently effective lending policies and practices of Bridge and each Bridge Subsidiary also have been made available to WAL.

(c) Each outstanding loan of Bridge and any Bridge Subsidiary (including loans held for resale to investors) solicited and originated, is and has been administered and, where applicable, serviced, and the relevant loan files are being maintained, in all material respects, in accordance with the relevant notes or other credit or security documents, the applicable written underwriting standards of Bridge and any Bridge Subsidiary (and, in the case of loans held for resale to investors, the applicable underwriting standards, if any, of the applicable investors) and all applicable Laws, regulations and rules.

(d) None of the agreements pursuant to which Bridge or any Bridge Subsidiary has sold loans or pools of loans or participations in loans or pools of loans contains any obligation to repurchase such loans or interests therein solely on account of a payment default by the obligor on any such loan. All loans purchased or originated by Bridge or any Bridge Subsidiary and subsequently sold by Bridge or any Bridge Subsidiary have been sold without any liability under any yield maintenance or similar obligation. Each outstanding loan participation sold by Bridge or any Bridge Subsidiary was sold with the risk of non-payment of all or any portion of that underlying loan to be shared by each participant (including Bridge or any Bridge Subsidiary) proportionately to the share of such loan represented by such participation without any recourse of such other lender or participant to Bridge or any Bridge Subsidiary for payment or repurchase of the amount of such loan represented by the participation or liability under any yield maintenance or similar obligation. Each of Bridge and any Bridge Subsidiary have properly fulfilled in all material respects its respective contractual responsibilities and respective duties in any loan in which it acts as the lead lender or servicer and has complied in all material respects with its duties as required under applicable regulatory requirements.

(e) Section 3.19(e) of the Bridge Disclosure Schedule sets forth a list of all loans outstanding as of the date hereof and made by Bridge or any Bridge Subsidiary to any “executive officer” or other “insider” (as each such term is defined in Regulation O (12 C.F.R. §215.2(h)) promulgated by the Federal Reserve Board) of Bridge or any Bridge Subsidiary.

(f) Neither Bridge nor any Bridge Subsidiary is now, nor has it ever been since December 31, 2012, subject to any material fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Entity or Regulatory Agency relating to the origination, sale or servicing of mortgage or consumer loans.

3.20 Fairness Opinion. Bridge has received an opinion from Sandler O’Neill to the effect that, in its opinion, the consideration to be paid to the shareholders of Bridge hereunder is fair to such shareholders from a financial point of view (the “Fairness Opinion”), and Sandler O’Neill will consent to the inclusion of the Fairness Opinion in the Proxy Materials.

3.21 Bridge Information. The information relating to Bridge and its Subsidiaries to be provided by Bridge to be contained in the Proxy Materials will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements herein or therein, in light of the circumstances under which they are made, not misleading. The Proxy Materials (except for the portions thereof relating solely to WAL or any of its Subsidiaries, as to which Bridge makes no representation or warranty) will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

3.22 Labor and Employment Matters. Except as set forth in Schedule 3.22 of the Bridge Disclosure Schedule, Bridge and its Subsidiaries are in compliance, in all material respects, with all applicable federal and state or other applicable Law respecting employment and employment practices, terms and conditions of employment and wages and hour, and (i) has not and is not engaged in any unfair labor practice as determined by the National Labor Relations Board (the “NLRB”) with respect to any employee within the NLRB’s jurisdiction; (ii) no unfair labor practice charge or complaint against Bridge or any Bridge Subsidiary is pending before the NLRB; (iii) there is no, and in the preceding twelve (12) months has been no, labor strike, slowdown, stoppage or labor dispute pending or threatened against or involving Bridge or any Bridge Subsidiary; (iv) no representation dispute exists respecting the employees of Bridge or any Bridge Subsidiary and any labor union; (v) no collective bargaining agreement is currently being negotiated by Bridge or any Bridge Subsidiary, nor have Bridge or any Bridge Subsidiary been a party to a collective bargaining agreement; (vi) Bridge and its Subsidiaries are not experiencing and have not experienced any material labor dispute during the last three (3) years; (vii) no grievance or arbitration proceeding is pending or currently threatened against Bridge or any Bridge Subsidiary; (viii) there are no Equal Employment Opportunity Commission or any other Governmental Entity charges or other claims of employment discrimination pending or currently threatened against Bridge or any Bridge Subsidiary; (ix) Bridge and its Subsidiaries have no wage and hour claim or investigation pending before or by any Governmental Entity, and no such claim or investigation has been threatened; (x) no occupation health and safety claims have been made against Bridge or any Bridge Subsidiary; and (xi) there has been no “mass layoff” or “plant closing” by Bridge or any Bridge Subsidiary as defined in the Workers Adjustment Retraining and Notification Act (“WARN”) or state law equivalent, or any other mass layoff that would trigger notice pursuant to WARN or state law equivalent. Bridge and its Subsidiaries have never been the subject of any inspection or investigation relating to its compliance with or violation of the Immigration Reform and Control Act of 1986, as amended, and all related regulations promulgated thereunder (the “Immigration Laws”), nor been warned, fined or otherwise penalized by reason of any such failure to comply with the Immigration Laws, nor is any such proceeding pending or threatened.

3.23 Intellectual Property. Section 3.23 of the Bridge Disclosure Schedule lists all (i) trademarks and trade names owned by Bridge and any Bridge Subsidiary that are material to the operation of the business of Bridge or any Bridge Subsidiary, indicating for each whether or not it is registered or is the subject of a pending application with the U.S. Patent and Trademark Office, (ii) software owned or licensed by Bridge or any Bridge Subsidiary that is material to the operation of the business of Bridge or any Bridge Subsidiary, other than software that is commercially available to any Person for a license fee, royalty or other consideration of no more than $5,000 per copy or user, (iii) issued patents and patent applications owned or filed by or on behalf of Bridge or any Bridge Subsidiary, and (iv) licenses and other agreements relating to the foregoing (whether as licensor or licensee) that are material to the operation of the business of Bridge or any Bridge Subsidiary (collectively, the “Scheduled IP”). Except as set forth at Section 3.23 of the Bridge Disclosure Schedule, to Bridge’s Knowledge, Bridge or any Bridge Subsidiary has the right to use the Scheduled IP and no claims are currently being asserted by any Person challenging or questioning Bridge’s or any Bridge Subsidiary’s right to use any Scheduled IP or challenging or questioning the validity or effectiveness of any Scheduled IP. To Bridge’s Knowledge, no other Person is currently infringing, diluting, misappropriating or violating, nor has Bridge or any of its Subsidiaries during the three (3) year period preceding the date of this Agreement sent any communications alleging that any Person has infringed, diluted, misappropriated or violated, any of the Scheduled IP. Except as set forth on Section 3.23 of the Bridge Disclosure Schedule, to Bridge’s Knowledge, no employee, agent, or contractor of Bridge or any Bridge Subsidiary has (a) incorporated any open source software into, or combined open source software with, any Scheduled IP, or (b) used any open source materials in the development of the Scheduled IP or any intellectual property utilized by Bridge or any Bridge Subsidiary. Bridge and each of its Subsidiaries take all reasonable actions to protect and maintain (a) all Scheduled IP and (b) the security and integrity of their software, databases, networks, systems, equipment and hardware and protect same against unauthorized use, modification, or access thereto, or the introduction of any viruses or other unauthorized or damaging or corrupting elements. Except as set forth at Section 3.23 of the Bridge Disclosure Schedule, no Scheduled IP that is owned by Bridge or any Bridge Subsidiary contains, and to the Knowledge of Bridge, no Scheduled IP that is licensed by Bridge or any Bridge Subsidiary contains, any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” “worm,” “spyware,” or “adware” (as such terms are commonly understood in the software industry) or other computer programming routines that are intended to damage, detrimentally interfere with, surreptitiously intercept or expropriate any system, date or personal information. Bridge’s and its Subsidiaries’ computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communication lines and all other information technology equipment (the “IT Assets”), operate and perform in all material respects as reasonably required by Bridge in connection with its business, and have not materially malfunctioned or failed within the past two (2) years. To Bridge’s Knowledge, no Person has gained unauthorized access to the IT Assets. Bridge has implemented reasonable backup and disaster recovery technology consistent with industry practices.

3.24 Internal Controls.

(a) Except as may be set forth in Schedule 3.24(a) of the Bridge Disclosure Schedule, none of Bridge’s or its Subsidiaries’ records, systems, controls, data or information is recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of Bridge or its Subsidiaries or accountants, except as would not, individually or in the aggregate, reasonably be expected to result in a materially adverse effect on the system of internal accounting controls described in the next sentence. Bridge and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.

(b) Bridge has disclosed, based on its most recent evaluation prior to the date hereof, to Bridge’s auditors and the audit committee of Bridge’s Board of Directors and in Section 3.24(b) of the Bridge Disclosure Schedule (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect in any material respect Bridge’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Bridge’s internal controls over financial reporting.

(c) Except as may be set forth in Schedule 3.24(c) of the Bridge Disclosure Schedule, since January 1, 2012, (x) neither Bridge nor any of its Subsidiaries nor, to the Knowledge of Bridge, any director, officer, employee, auditor, accountant or representative of Bridge or any of its Subsidiaries, has received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Bridge or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Bridge or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (y) to the Knowledge of Bridge, no attorney representing Bridge or any of its Subsidiaries, whether or not employed by Bridge or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Bridge or any of its directors, officers, employees or agents.

3.25 Antitakeover Provisions Inapplicable; Rights Agreement.

(a) The Board of Directors of Bridge has taken all action required to be taken by it in order to exempt the Merger, this Agreement and the transactions contemplated hereby from, and the Merger, this Agreement and the transactions contemplated hereby are exempt from, the requirements of any “moratorium,” “control share,” “fair price,” “supermajority,” “affiliate transactions,” “business combination” or other state antitakeover laws and regulations.

(b) Bridge has taken all actions necessary to (i) render the Rights Agreement inapplicable to this Agreement, the Merger and the transactions contemplated hereby; (ii) ensure that in connection with the Merger (A) neither WAL nor any of its “Affiliates” or “Associates” (each as defined in the Rights Agreement) is or will be (1) a “Beneficial Owner” of or deemed to “beneficially own” and have “Beneficial Ownership” (each as defined in the Rights Agreement) of any securities of Bridge or (2) an “Acquiring Person” (as defined in the Rights Agreement) and (B) none of a “Shares Acquisition Date,” a “Distribution Date,” or a “Trigger Event” (as such terms are defined in the Rights Agreement) occurs or will occur, in each case of clauses (A) and (B), solely by reason of the execution of this Agreement and/or the Bank Merger Agreement, or the consummation of the Merger, the Bank Merger or the other transactions contemplated hereby; (iii) provide that the “Final Expiration Date” (as defined in the Rights Agreement) shall occur immediately prior to the Effective Time; and (iv) the rights under the Rights Agreement will not separate from the Bridge Common Stock as a result of the execution of this Agreement and/or the Bank Merger Agreement, or the consummation of the Merger, the Bank Merger or the other transactions contemplated hereby. To Bridge’s Knowledge, no Person is an “Acquiring Person” and no “Shares Acquisition Date,” “Distribution Date” or “Trigger Event” (as such terms are defined in the Rights Agreement) or the events described in Section 13 of the Rights Agreement has occurred. Except as described in Section 3.25(b) of the Bridge Disclosure Schedule, the Rights Agreement has not been amended or modified.

3.26 Board Approval; Shareholder Vote Required.

(a) The Board of Directors of Bridge, by resolutions duly adopted at a meeting duly called and held (the “Bridge Board Approval”), has (i) determined that this Agreement, the Merger and the other transactions contemplated hereby are fair to and in the best interests of Bridge and its shareholders, (ii) approved this Agreement, the Merger and the other transactions contemplated hereby and (iii) recommended that the shareholders of Bridge approve this Agreement and directed that such matter be submitted for consideration by the shareholders of Bridge at the Special Meeting (as defined in Section 6.3).

(b) The affirmative vote of the holders of at least a majority of the outstanding shares of Bridge Common Stock is the only vote of the holders of any class or series of Bridge capital stock necessary to approve and adopt this Agreement and the transactions contemplated hereby (including the Merger).

3.27 Derivative Transactions.

(a) All Derivative Transactions (as defined in Section 3.27(b)), whether entered into for the account of Bridge or any of its Subsidiaries or for the account of a customer of Bridge or any of its Subsidiaries, (i) were entered into in the ordinary course of business consistent with past practice and in accordance in all material respects with prudent banking practice and applicable rules, regulations and policies of all applicable Governmental Entities and with counterparties believed to be financially responsible at the time, (ii) are legal, valid and binding obligations Bridge or one of its Subsidiaries and, to the Knowledge of Bridge, each of the counterparties thereto and (iii) to the Knowledge of Bridge are in full force and effect and enforceable in accordance with their terms, subject to bankruptcy, insolvency, fraudulent conveyance, receivership, conservatorship, and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles. Bridge or its Subsidiaries and, to the Knowledge of Bridge, the counterparties to all such Derivative Transactions, have duly performed, in all material respects, their obligations thereunder to the extent that such obligations to perform have accrued. To the Knowledge of Bridge, there are no material breaches, violations or defaults or allegations or assertions of such by any party pursuant to any such Derivative Transactions. The financial position of Bridge and its Subsidiaries on a consolidated basis as of December 31, 2014 under or with respect to each such Derivative Transaction has been reflected in the books and records of Bridge and such Subsidiaries in accordance with GAAP consistently applied.

(b) For purposes of this Agreement, the term “Derivative Transaction” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit-related events or conditions or any indexes, or any other similar transaction (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

3.28 Investment Securities; BOLI.

(a) Each of Bridge and each Bridge Subsidiary has good title in all material respects to all securities owned by it (except those sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any lien, except (i) as set forth in the financial statements included in the Bridge SEC Reports and (ii) to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of Bridge or a Bridge Subsidiary. Such securities are valued on the books of Bridge in accordance with GAAP in all material respects.

(b) Bridge and each Bridge Subsidiary employs, to the extent applicable, investment, securities, risk management and other policies, practices and procedures that Bridge believes are prudent and reasonable in the context of their respective businesses, and Bridge and each Bridge Subsidiary has, since January 1, 2011, been in compliance with such policies, practices and procedures in all material respects.

(c) Section 3.28(c) of the Bridge Disclosure Schedule sets forth a true, correct and complete description of all bank owned life insurance (“BOLI”) owned by Bridge, including the cash surrender value of the BOLI. Bridge has taken all actions necessary to comply in all material respects with applicable Law in connection with the purchase of such BOLI. The value of such BOLI is and has been fairly and accurately reflected in all material respects in the December 31, 2014 balance sheet of Bridge. Except as set forth on Section 3.28(c) of the Bridge Disclosure Schedule, other than Bridge, no other person has any ownership claims with respect to such BOLI or proceeds of insurance derived therefrom, and there is no split dollar or similar benefit under any such BOLI. As of the date hereof, Bridge has no outstanding borrowings secured in whole or part by its BOLI.

3.29 No Other Representations or Warranties. Except for the representations and warranties expressly contained in this Article III, Bridge makes no additional representations or warranties, expressed or implied, and Bridge hereby disclaims any other representations or warranties, whether made by Bridge, any Bridge Subsidiary, or any of its or their respective officers, directors, employees, agents or representatives, with respect to the execution and delivery of this Agreement or the transactions contemplated hereby (including, without limitation, any representation or warranty, expressed or implied, as to workmanship, financial performance, profitability, future performance, fitness for a particular purpose, or as to any projection, forecast or other forward-looking information provided or made available to WAL or its representatives), notwithstanding the delivery or disclosure, in writing or orally, to WAL or its representatives of any documentation or other information.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF WAL

WAL hereby makes the following representations and warranties to Bridge as set forth in this Article IV, subject to the specifically identified exceptions disclosed in writing in the WAL Disclosure Schedule as of the date hereof (the “WAL Disclosure Schedule”), each of which is being relied upon by Bridge as a material inducement to enter into and perform this Agreement.

4.1 Corporate Organization.

(a) WAL is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. WAL has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties or assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on WAL. WAL is duly registered as a bank holding company with the FRB under the BHCA and the rules and regulations of the FRB promulgated thereunder. The certificate of incorporation and bylaws of WAL, copies of which have previously been made available to Bridge, are true, correct and complete copies of such documents as in effect as of the date of this Agreement.

(b) WAB is a state-chartered bank duly organized, validly existing and in good standing under the laws of the State of Arizona. WAB has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties or assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on WAL. The articles of incorporation and bylaws of WAB, copies of which have previously been made available to Bridge, are true, correct and complete copies of such documents as in effect as of the date of this Agreement.

4.2 Capitalization. The authorized capital stock of WAL consists of 200 million shares of WAL Common Stock, of which 89,129,781 shares were issued and outstanding (with no shares held in the treasury) as of the date hereof and 20 million shares of serial preferred stock, par value $.0001 and $1,000 liquidation value per share (“WAL Preferred Stock”), 70,500 of which were issued and outstanding as of the date hereof. As of the date hereof, there were options outstanding to purchase 167,755 shares of WAL Common Stock and no warrants outstanding to purchase shares of WAL Common stock. All of the issued and outstanding shares of WAL Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, and upon issuance in accordance with the terms hereof, the Stock Consideration will be duly authorized and validly issued, and fully paid, nonassessable and free of preemptive rights. As of the date of this Agreement, except as set forth above, WAL does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of WAL Common Stock or WAL Preferred Stock or any other equity security of WAL or any securities representing the right to purchase or otherwise receive shares of WAL Common Stock or WAL Preferred Stock.

4.3 Authority; No Violation.

(a) WAL has full corporate power and authority to execute and deliver this Agreement and, subject to receipt of the required regulatory approvals specified herein, to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of WAL. No other corporate proceedings on the part of WAL are necessary to approve this Agreement or to consummate the transactions contemplated hereby or thereby. This Agreement has been duly and validly executed and delivered by WAL and (assuming due authorization, execution and delivery by Bridge) constitutes the valid and binding obligation of WAL, enforceable against WAL in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency, receivership, conservatorship or other similar laws affecting creditors’ rights and remedies generally.

(b) WAB has full corporate power and authority to execute and deliver the Bank Merger Agreement and, subject to receipt of the required regulatory approvals specified herein, to consummate the transactions contemplated thereby. The execution and delivery of the Bank Merger Agreement and the consummation of the transactions contemplated thereby have been duly and validly approved by the Board of

Directors of WAB and by WAL as the sole stockholder of WAB. All corporate proceedings on the part of WAB necessary to approve the Bank Merger Agreement and to consummate the transactions contemplated thereby have been taken. The Bank Merger Agreement, upon execution and delivery by WAB, will be duly and validly executed and delivered by WAB and will (assuming due authorization, execution and delivery by Bridge) constitute a valid and binding obligation of WAB, enforceable against WAB in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency, receivership, conservatorship or other similar laws affecting creditors’ rights and remedies generally.

(c) Neither the execution and delivery of this Agreement by WAL or of the Bank Merger Agreement by WAB, nor the consummation by WAL of the transactions contemplated hereby or thereby, nor compliance by WAL or WAB with any of the terms or provisions hereof or thereof, will (i) violate any provision of the certificate of incorporation or bylaws of WAL or the articles of incorporation or bylaws of WAB, as the case may be, or (ii) assuming that the consents and approvals referred to in Section 4.4 are duly obtained, (x) violate any Laws applicable to WAL, WAB or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the respective properties or assets of WAL or WAB under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which WAL or WAB is a party, or by which they or any of their respective properties or assets may be bound or affected.

4.4 Regulatory Approvals.

(a) Except for (i) the Required Banking Approvals, (ii) the filing of the Proxy Materials with the SEC, (iii) the approval of this Agreement by the requisite vote of the shareholders of Bridge, (iv) the filing of the CA Agreement of Merger, (v) the filing of the DE Certificate of Merger, (vi) the registration under the Securities Act of the shares of WAL Common Stock to be issued in the Merger, (vii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal, foreign and state securities (or related) laws and, if applicable, the securities or antitrust laws of any foreign country, and (viii) the filings required by the Bank Merger Agreement, if applicable, no consents or approvals of or filings or registrations by WAL with any Governmental Entity or with any third party are necessary in connection with (1) the execution and delivery by WAL of this Agreement, (2) the consummation by WAL of the Merger and the other transactions contemplated hereby, (3) the execution and delivery by WAB of the Bank Merger Agreement, and (4) the consummation by WAB of the transactions contemplated by the Bank Merger Agreement, except for such consents, approvals or filings with any non-Governmental Entity, the failure of which to obtain will not have a Material Adverse Effect on WAL.

(b) WAL has no Knowledge as of the date of this Agreement of any reason why approval or effectiveness of any of the consents, approvals, authorizations, applications, notices or filings from any Governmental Entity referred to in Section 4.4(a) required to be obtained by WAL or WAB cannot be obtained or granted on a timely basis.

4.5 Agreements with Governmental Entities. Neither WAL nor any of its affiliates is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or has adopted any board resolutions at the request of, any Governmental Entity that restricts the conduct of its business or that in any manner relates to its capital adequacy, its credit policies, its management or its business, nor has WAL or any of its affiliates been advised by any Governmental Entity that it is considering issuing or requesting any Regulatory Agreement.

4.6 Legal Proceedings.

(a) Neither WAL nor any of its Subsidiaries is a party to any, and there are no material pending or, to WAL’s Knowledge, threatened, legal, administrative, arbitration or other proceedings, claims, actions or governmental or regulatory investigations of any nature against WAL or any of its Subsidiaries which challenge the validity or propriety of the transactions contemplated by this Agreement or the Bank Merger Agreement.

(b) There is no material injunction, order, judgment, decree or regulatory restriction imposed upon WAL, any of its Subsidiaries or the assets of WAL or any of its Subsidiaries which challenge the validity or propriety of the transactions contemplated by this Agreement or the Bank Merger Agreement.

4.7 WAL Information. The information relating to WAL and its Subsidiaries to be provided by WAL to be contained in the Proxy Materials and the Registration Statement will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Registration Statement (except for the portions thereof relating solely to Bridge or any of its Subsidiaries, as to which WAL makes no representation or warranty) will comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

4.8 Tax Matters. Neither WAL nor any of its Subsidiaries nor any insider of WAL has taken or agreed to take any action, has failed to take any action or has Knowledge of any fact, agreement, plan or other circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

4.9 Financial Statements, SEC Filings, Books and Records. WAL has previously made available to Bridge true, correct and complete copies of the consolidated balance sheets of WAL and its Subsidiaries as of December 31 for the fiscal years 2014 and 2013 and the related consolidated statements of income, comprehensive income, stockholders’ equity and cash flows for the fiscal years 2014 through 2012, inclusive, as included in WAL’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 filed with the SEC, in each case accompanied by the audit report of McGladrey LLP, independent public accountants with respect to WAL. The financial statements referred to in this Section 4.9 (including the related notes, where applicable) fairly present in all material respects the results of the consolidated operations and consolidated financial condition of WAL and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; each of such statements (including the related notes, where applicable) complies in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto and each of such statements (including the related notes, where applicable) has been prepared in all material respects in accordance with GAAP, except in each case as indicated in such statements or in the notes thereto. WAL’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 and all reports filed with the SEC since December 31, 2014 comply in all material respects with the appropriate accounting and all other applicable SEC requirements for such reports under rules and regulations of the SEC with respect thereto, and WAL has previously delivered or made available to Bridge true, correct and complete copies of such reports. The books and records of WAL have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.

4.10 Absence of Certain Changes or Events. Except as set forth in WAL’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 or in any other filing made by WAL with the SEC since December 31, 2014, since December 31, 2014 through the date of this Agreement, (i) neither WAL nor any of its Subsidiaries has incurred any material liability of a nature required to be disclosed in a balance sheet prepared in accordance with GAAP and regulatory accounting principles, except as contemplated by this Agreement or in the ordinary course of their business consistent with their past practices, (ii) no event has occurred which has had, or is likely to have, individually or in the aggregate, a Material Adverse Effect on WAL, and (iii) WAL and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary and usual course consistent with their past practices.

4.11 Compliance with Applicable Laws. Since January 1, 2013, each of WAL and any WAL Subsidiary has complied with all Laws applicable to it or to the operation of its business, except for such noncompliance that has not had, and is unlikely to have, individually or in the aggregate, a Material Adverse Effect on WAL.

4.12 Availability of Funds; WAL Shares. WAL has, or will have available to it at the Effective Time, immediately available cash in amounts sufficient to pay the aggregate Cash Consideration and to pay any other amounts payable pursuant to this Agreement and to effect the transactions contemplated hereby. At the Effective Time, WAL shall have sufficient authorized but unissued shares of WAL Common Stock to consummate the Merger.

4.13 No Other Representations and Warranties. Except for the representations and warranties expressly contained in this Article IV, WAL makes no additional representations or warranties, expressed or implied, and WAL hereby disclaims any other representations or warranties, whether made by WAL or any of its officers, directors, employees, agents or representatives, with respect to the execution and delivery of this Agreement or the transactions contemplated hereby (including, without limitation, any representation or warranty, expressed or implied, as to workmanship, financial performance, profitability, future performance, fitness for a particular purpose, or as to any projection, forecast or other forward-looking information provided or made available to Bridge or its representatives), notwithstanding the delivery or disclosure, in writing or orally, to Bridge or its representatives of any documentation or other information.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1 Covenants of Bridge. During the period from the date of this Agreement and continuing until the Effective Time, except as expressly contemplated or permitted by this Agreement and the Bank Merger Agreement, or with the prior written consent of WAL, Bridge and each Bridge Subsidiary shall carry on their respective businesses in the ordinary course consistent with past practices and with prudent banking practices. Bridge will use its commercially reasonable best efforts to (x) preserve its business organization and that of each Bridge Subsidiary intact, (y) keep available to itself and WAL the present services of the employees of Bridge and each Bridge Subsidiary and (z) preserve for itself and WAL the goodwill of the customers of Bridge and each Bridge Subsidiary and others with whom business relationships exist. Without limiting the generality of the foregoing, and except as set forth in Section 5.1 of the Bridge Disclosure Schedule or as otherwise expressly provided in this Agreement or consented to by WAL in writing, Bridge shall not, and shall not permit any Bridge Subsidiary to:

(a) declare or pay any dividends on, or make other distributions in respect of, any of its capital stock;

(b) (i) split, combine or reclassify any shares of its capital stock or issue, authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock except upon the exercise or fulfillment of rights or options issued or existing pursuant to the Bridge Stock Plans in accordance with their present terms, all to the extent outstanding and in existence on the date of this Agreement, or (ii) repurchase, redeem or otherwise acquire, any shares of the capital stock of Bridge or any Bridge Subsidiary, or any securities convertible into or exercisable for any shares of the capital stock of Bridge or any Bridge Subsidiary;

(c) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares, or enter into any agreement with respect to any of the foregoing, other than the issuance of Bridge Common Stock pursuant to stock options to acquire Bridge Common Stock or Bridge Restricted Stock granted pursuant to the Bridge Stock Plans and outstanding prior to the date of this Agreement, in each case in accordance with their present terms;

(d) amend its articles of incorporation, bylaws or other similar governing document;

(e) except as disclosed in Section 5.1(e) of the Bridge Disclosure Schedule, make capital expenditures aggregating in excess of $250,000, or OREO expenditures aggregating in excess of $50,000;

(f) except as required by Law or policies imposed by a Governmental Entity, make any material changes in its policies or procedures with respect to (i) lending, (ii) underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service loans, (iii) investment, or (iv) asset liability management and hedging, or in any other material banking or operating policies or procedures;

(g) enter into any new line of business; acquire or agree to acquire, by merging or consolidating with, or by purchasing an equity interest in or the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructurings, or in the ordinary course of business consistent with prudent banking practices;

(h) take any action that is intended or may reasonably be expected to result in any of the conditions to the Merger set forth in Article VII not being satisfied, or in a violation of any provision of this Agreement or the Bank Merger Agreement, except, in every case, as may be required by applicable Law;

(i) change its methods of accounting in effect at December 31, 2013, except as required by changes in GAAP or regulatory accounting principles;

(j) (i) except as required by applicable Law, policies imposed by a Governmental Entity or this Agreement or to maintain qualification or to avoid additional or excise tax pursuant to the Code, (i) adopt, amend, renew or terminate any Plan or any agreement, arrangement, plan or policy between Bridge and any Bridge Subsidiary and one or more of its current or former directors or officers, (ii) increase by more than 3% the compensation of any director, executive officer or other employee who is a party to a contract relating to employment or severance referenced in Section 3.12 (except as may be required by such contract), or pay any benefit not required by any Plan or agreement as in effect as of the date hereof (including, without limitation, the granting of stock options, stock appreciation rights, restricted stock, restricted stock units or performance units or shares), (iii) enter into, modify or renew any contract, agreement, commitment or arrangement providing for the payment of compensation or benefits to any director, executive officer or employee who is a party to a contract relating to employment or severance referenced in Section 3.12, (iv) enter into, modify or renew any contract, agreement, commitment or arrangement providing for the payment of compensation or benefits to any employee who is not a director or executive officer or who is not a party to a contract relating to employment or severance referenced in Section 3.12, other than normal annual cash increases in pay, consistent with past practice and not exceeding 7% of such employee’s base salary or wage, (v) hire any new employee at an annual base salary in excess of $150,000, provided that upon giving WAL at least five (5) Business Days’ prior written notice, Bridge or any Bridge Subsidiary may hire employees to replace employees who were employed as of the date of this Agreement who subsequently terminate employment at compensation levels no greater than the compensation paid to the employees replaced and in no event greater than $150,000 in annual compensation per replaced employee, (vi) except for marketing events and sponsorships consistent with past practice and business development, investor relations and marketing activities reflected in Bridge’s annual budget (a copy of which has been made available to WAL), pay expenses exceeding $50,000 in the aggregate of any employees or directors for attending conventions or similar meetings which conventions or meetings are held after the date hereof, or (vii) promote to a rank of senior vice president or more senior any existing employee;

(k) except for short-term borrowings with a maturity of six (6) months or less or other borrowings in the ordinary course of business consistent with past practices under Bridge’s existing lines of credit, incur any indebtedness for borrowed money (other than deposit liabilities) or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, except for accepting, negotiating and paying checks and payment orders in the ordinary course of its banking business;

(l) sell, purchase, enter into, relocate, open or close any banking or other office; or file an application pertaining to any such action with any Governmental Entity;

(m) make any equity investment or commitment to make such an investment in real estate or in any real estate development project, other than in connection with foreclosure, settlements in lieu of foreclosure, or troubled loan or debt restructuring, in the ordinary course of business consistent with past banking practices;

(n) make any new loans to, modify the terms of any existing loan to, or engage in any other transactions (other than routine banking transactions or transactions with directors, officers or shareholders in their capacities as such) with, any insider of Bridge or any Bridge Subsidiary;

(o) incur deposit liabilities, other than in the ordinary course of business consistent with past practices, including deposit pricing policies, and which would not change the risk profile of Bridge based on its existing deposit and lending policies;

(p) except as disclosed in Section 5.1(p) of the Bridge Disclosure Schedule, lease any real property, or renew or extend any lease of real property, for a term exceeding one year; acquire any real property except in connection with foreclosure, settlements in lieu of foreclosure, or troubled loan or debt restructuring, in the ordinary course of business consistent with past banking practices; or sell any real property, except for the sale of real estate that is the subject of a casualty loss or condemnation or the sale of OREO on a basis consistent with past practices;

(q) (i) purchase, originate, renegotiate, renew, extend, increase or modify any loan or otherwise extend credit either (A) outside of the ordinary course of business consistent with past practice or (B) to any one borrower or related borrowers in the aggregate in excess of $7,500,000 or (ii) renegotiate, renew, extend, increase or modify any Classified Loan in excess of $1,500,000;

(r) modify or settle any loans except (i) in accordance with existing Bridge lending policies and practices and (ii) where such modification or settlement does not result in forgiveness of indebtedness exceeding $500,000;

(s) charge off any loans (i) except in accordance with GAAP and regulatory accounting principles and existing Bridge policies and procedures and (ii) without giving WAL written notice (including a description of the material facts related thereto) of each such charge off that exceeds $500,000 at least five (5) Business Days prior to making a final determination with respect to such charge off;

(t) make any investments other than in the ordinary course of business consistent with past practice;

(u) sell or purchase any mortgage loan servicing rights;

(v) take any action or actions that would prevent the Merger from qualifying as a reorganization under section 368(a) of the Code;

(w) foreclose on or take deed or title to any real estate other than single-family residential properties without first conducting a Phase I environmental assessment of the property that satisfies the requirements of all appropriate inquiries standard of CERCLA § 101(35), 42 U.S.C. § 9601(35), or foreclose on or take a deed or title to any real estate other than single-family residential properties if such environmental assessment indicates the presence of a release or threatened release into the environment of any Hazardous Materials;

(x) settle any claim, action or proceeding involving monetary damages in excess of $75,000, or agree or consent to the issuance of any injunction, decree, order or judgment restricting or otherwise affecting its business or operations, or waive or release any material rights or claims except in connection with the modification or settlement of loans permitted pursuant to paragraph (r) above;

(y) introduce any material new products or services, any material marketing campaigns or any material new sales compensation or incentive programs or arrangements;

(z) except as required by Law, make or change any material Tax election, file any amended Tax Returns in respect of a material amount of Tax, settle or compromise any material Tax liability of Bridge or any of its Subsidiaries, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of a material amount of Taxes of Bridge or any of its Subsidiaries, enter into any material closing agreement with respect to any Tax or surrender any right to claim a Tax refund in respect of a material amount of Tax;

(aa) except as disclosed in Section 5.1(aa) of the Bridge Disclosure Schedule, (i) terminate, materially amend, or waive any material provision of any Bridge Contract, or make any material change in any instrument or agreement governing the terms of any of Bridge’s securities, other than normal renewals in the ordinary course of business, or (ii) enter into any contract that would constitute a Bridge Contract if it were in effect as of the date hereof; or

(bb) agree or commit to do any of the actions set forth in the preceding clauses (a) through (aa).

The consent of WAL to any action by Bridge or any Bridge Subsidiary that is not permitted by any of the preceding clauses (a) through (aa) shall be evidenced by a writing signed by the Chief Executive Officer or any Executive Vice President of WAL.

5.2 Merger Covenants. Notwithstanding that Bridge believes that it has established all reserves and taken all provisions for possible loan losses required by GAAP and applicable Laws, Bridge recognizes that WAL may have different loan classification, accrual and reserve policies (including loan classifications and levels of reserves for possible loan losses). In that regard, and in general, from and after the date of this Agreement to the Effective Time, Bridge and WAL shall consult and cooperate with each other in order to formulate the plan of integration for the Merger, including, among other things, with respect to conforming, based upon such consultation, Bridge’s loan classification, accrual and reserve policies to those policies of WAL to the extent appropriate. Notwithstanding the foregoing, Bridge and WAL hereby acknowledge and agree that, prior to the Effective Time, Bridge shall not be required to make any changes to its loan classification, accrual and reserve policies, or otherwise, in connection with such plan of integration.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1 Regulatory Matters.

(a) As promptly as reasonably practicable following the date hereof, but not later than forty-five (45) days thereafter, WAL and Bridge shall cooperate in preparing and each shall cause to be filed with the SEC mutually acceptable Proxy Materials which shall constitute the proxy statement-prospectus relating to the matters submitted to the Bridge shareholders at the Special Meeting and WAL shall prepare and file with the SEC the Registration Statement. The proxy statement-prospectus will be included as a prospectus in and will constitute a part of the Registration Statement as WAL’s prospectus. WAL shall use reasonable best efforts, and Bridge shall cooperate with WAL, to have the Registration Statement declared effective by the SEC and to keep the Registration Statement effective as long as is necessary to consummate the Merger and the transactions contemplated thereby. WAL and Bridge shall, as promptly as practicable after receipt thereof, provide the other party copies of any written comments and advise the other party of any oral comments, with respect to the Registration Statement received from the SEC. The parties shall cooperate and provide the other with a reasonable opportunity to review and comment on any amendment or supplement to the Proxy Materials and the Registration Statement prior to its filing with the SEC, and will provide each other with a copy of all such filings made with the SEC. Notwithstanding any other provision herein to the contrary, no amendment or supplement (including by incorporation by reference) of the Proxy Materials or the Registration Statement shall be made without the approval of both parties, which approval shall not be unreasonably withheld or delayed; provided that with respect to documents filed by a party which are incorporated by reference in the Registration Statement or Proxy Materials, this right of approval shall apply only with respect to information relating to the other party or its business, financial condition or results of operations. WAL will use reasonable best efforts to allow Bridge to cause the Proxy Materials to be mailed to Bridge shareholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act. Each party will advise the other party, promptly after it receives notice thereof, of the time when the Registration Statement has become effective, the issuance of any stop order, the suspension of the qualification of the WAL Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Registration Statement. If at any time prior to the Effective Time any information relating to WAL or Bridge, or any of their respective affiliates, officers or directors, should be discovered by WAL or Bridge, which should be set forth in an amendment or supplement to any of the Registration Statement or the Proxy Materials so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party hereto and, to the extent required by law, rules or regulations, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and disseminated to the shareholders of Bridge.

(b) The information regarding Bridge and its Subsidiaries to be supplied by Bridge for inclusion in the Registration Statement will not, at the time the Registration Statement becomes effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. In connection with the preparation of the Registration Statement, Bridge shall receive a written opinion from Pillsbury Winthrop Shaw Pittman LLP, counsel to Bridge, dated as of the date on which the Registration Statement is declared effective, to the effect that the Merger will qualify as a reorganization under Section 368(a) of the Code. Such counsel shall be entitled to rely upon representation letters from each of WAL, Bridge and others, in each case, in form and substance reasonably satisfactory to such counsel. Each such representation letter shall be dated as of the date of such opinion.

(c) The information regarding WAL and its Subsidiaries to be supplied by WAL for inclusion in the Registration Statement will not, at the time the Registration Statement becomes effective, contain any untrue statement of a material fact or omit to state any material fact to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. In connection with the preparation of the Registration Statement, WAL shall receive a written opinion from Hogan Lovells US LLP, counsel to WAL, dated as of the date on which the Registration Statement is declared effective, to the effect that the Merger will qualify as a reorganization under Section 368(a) of the Code. Such counsel shall be entitled to rely upon representation letters from each of Bridge, WAL and others, in each case, in form and substance reasonably satisfactory to such counsel. Each such representation letter shall be dated as of the date of such opinion.

(d) WAL also shall take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or to file a general consent to service of process) required to be taken under any applicable state securities laws in connection with the Merger and each of Bridge and WAL shall furnish all information concerning it and the holders of its Common Stock as may be reasonably requested in connection with any such action.

(e) Prior to the Effective Time, WAL shall use its reasonable best efforts to list on the New York Stock Exchange the additional shares of WAL Common Stock to be issued by WAL in exchange for the shares of Bridge Common Stock.

(f) WAL and Bridge will prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all Requisite Regulatory Approvals. Any initial filing with the Governmental Entities shall be made by WAL as soon as reasonably practicable after the execution hereof, but, provided that Bridge has cooperated as described herein, in no event later than forty-five (45) days after the date hereof for the Bank Merger Application required by the FRB. WAL and Bridge shall cooperate with each other to effect the foregoing. Bridge and WAL shall have the right to review in advance, and to the extent practicable each will consult the other on, in each case subject to applicable Laws relating to the exchange of information, all the information relating to Bridge or WAL, as the case may be, which appears in any filing made with, or written materials submitted to, any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to contemplation of the transactions contemplated herein.

(g) WAL and Bridge shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement which causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained or that the receipt of any such approval will be materially delayed.

(h) The Board of Directors of Bridge or a committee of Non-Employee Directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act) shall adopt a resolution in advance of the Effective Time providing that the disposition by the officers and directors of Bridge of Bridge Common Stock, options to acquire Bridge Stock, Bridge Restricted Stock or Bridge Restricted Stock Units or other equity securities of Bridge pursuant to the Merger or the other transactions contemplated by this Agreement is intended to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act.

6.2 Access to Information.

(a) Upon reasonable notice and subject to applicable Laws relating to the exchange of information, Bridge shall accord to the officers, employees, accountants, counsel and other representatives of WAL, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records and, during such period, Bridge shall make available to WAL (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws or federal or state banking laws unless prohibited by applicable Law or regulation, and (ii) all other information concerning its business, properties and personnel as WAL may reasonably request. WAL will hold all such information in confidence to the extent required by, and in accordance with, the provisions of the Confidentiality Agreement.

(b) No investigation by either of the parties or their respective representatives shall relieve any other party from any breach or violation of this Agreement and shall not have any effect for the purposes of determining the satisfaction of the conditions set forth in Article VII or compliance by Bridge with the covenants set forth in Section 5.1.

(c) Unless prohibited by applicable Law or regulation, Bridge shall provide WAL with true, correct and complete copies of all financial and other information provided to directors of Bridge in connection with meetings of their Boards of Directors or committees thereof; provided, however, that, except as may be expressly required pursuant to the other terms of this Agreement, Bridge shall be under no obligation hereunder to deliver copies of, or otherwise make available to WAL, any information pertaining to the deliberations of the Bridge Board of Directors involving the transactions contemplated hereby (except that Bridge shall provide WAL with access to the board resolutions of Bridge approving the transactions contemplated hereby).

(d) Notwithstanding anything to the contrary in this Agreement, Bridge shall not be required to deliver to WAL any reports filed by Bridge with the SEC for which WAL may obtain a copy through the SEC’s EDGAR filing system.

6.3 Shareholder Meeting.

(a) Bridge shall duly take all lawful action necessary to call, give notice of, convene and hold a meeting of its shareholders as promptly as practicable and in any event no later than 45 days following the date upon which the Registration Statement becomes effective (the “Special Meeting”) for the purpose of voting upon the approval of this Agreement and, unless the Bridge Board of Directors has effected a Change in Bridge Recommendation in accordance with Section 6.3(b), shall use its reasonable best efforts to solicit proxies for the adoption of this Agreement by such shareholders; provided, that nothing herein shall prevent Bridge from postponing or adjourning the Special Meeting if (x) a quorum is not present at the Special Meeting and Bridge during the period of such postponement or adjournment is using its reasonable best efforts to obtain a quorum, (y) Bridge is so required by applicable Laws, or (z) Bridge’s Board of Directors shall have determined in good faith (after consultation with outside legal counsel) that it is necessary to postpone or adjourn the Special Meeting, including in order to give shareholders of Bridge sufficient time to evaluate any information or disclosure that Bridge has sent to its shareholders or otherwise made available to its shareholders. The Board of Directors of Bridge shall recommend adoption of this Agreement by the shareholders of Bridge (the “Bridge Recommendation”) in the Proxy Materials and shall not directly or indirectly withdraw, modify or qualify in any manner adverse to WAL such recommendation (any such action being referred to as a “Change in Bridge Recommendation”), except as and to the extent expressly permitted by Section 6.3(b). Notwithstanding any Change in Bridge Recommendation, unless this Agreement has been terminated in accordance with its terms (including pursuant to Section 8.1(e) hereof) prior to the Special Meeting, this Agreement shall be submitted to the shareholders of Bridge at the Special Meeting for the purpose of voting on the adoption of this Agreement and nothing contained herein shall be deemed to relieve Bridge of such obligation; provided, however, that if the Board of Directors of Bridge shall have effected a Change in Bridge Recommendation, then the Board of Directors of Bridge may submit this Agreement to Bridge’s shareholders with a neutral or negative recommendation (although the resolutions adopting this Agreement as of the date hereof may not be rescinded or amended), in which event the Board of Directors of Bridge may communicate the basis for such recommendation to Bridge’s shareholders in the Proxy Materials and the Registration Statement or an appropriate amendment or supplement thereto or other document to the extent required by applicable Law.

(b) Notwithstanding the foregoing, prior to the date of the Special Meeting, Bridge and its Board of Directors shall be permitted to effect a Change in Bridge Recommendation if and only to the extent that:

(i) its Board of Directors, after consultation with its outside counsel, determines in good faith that failure to take such action would or would be reasonably likely to result in a violation of its fiduciary duties under applicable Law, and

(ii) if Bridge’s Board of Directors intends to effect a Change in Bridge Recommendation following and as a result of a Competing Proposal, it has complied in all material respects with Section 6.12, and:

(A) such Competing Proposal did not result from any solicitation in violation of Section 6.12 and Bridge’s Board of Directors has concluded in good faith that such Competing Proposal constitutes a Superior Competing Transaction after considering all of the amendments and adjustments offered by WAL pursuant to clause (C) below in a manner that would form a binding contract if accepted by Bridge,

(B) Bridge has notified WAL in writing, at least three (3) Business Days in advance, of its intention to effect a Change in Bridge Recommendation (such three-day period, the “Notice Period”), specifying the material terms and conditions of any such Superior Competing Transaction (including the identity of the party making such Superior Competing Transaction) and furnishing to WAL a copy of the relevant proposed transaction agreements with the party making such Superior Competing Transaction, and all other material documents, and

(C) during the Notice Period, and in any event, prior to effecting such a Change in Bridge Recommendation, Bridge has negotiated, and has caused its financial and legal advisors to negotiate, with WAL in good faith (to the extent WAL desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Competing Proposal ceases to constitute a Superior Competing Transaction.

In the event of any material revisions to the Superior Competing Transaction, Bridge shall be required to deliver a new written notice to WAL and to again comply with the requirements of this Section 6.3(b) with respect to such new written notice, except that the Notice Period shall be reduced to two (2) Business Days.

6.4 Legal Conditions to Merger; Third Party Consents. Each of WAL and Bridge shall use their commercially reasonable best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such party with respect to the Merger and, subject to the conditions set forth in Article VII hereof, to consummate the transactions contemplated by this Agreement and (b) to obtain (and to cooperate with the other party to obtain) any consent, authorization, or approval of any third party non-Governmental Entity, or any waiver thereof, as may be required to be obtained (i) by Bridge under any Bridge Contract or (ii) by WAL under any material contract for which WAL is a party, in each case, in connection with the Merger and the other transactions contemplated by this Agreement.

6.5 Employees.

(a) To the extent permissible under the applicable provisions of the Code and ERISA, for purposes of crediting periods of service for eligibility and vesting, but not for benefit accrual purposes, under employee pension benefit plans (within the meaning of ERISA Section 3(2), other than the Bridge Bank, National Association Executive Supplemental Retirement Plan (the “SERP”)) and employee welfare plans (within the meaning of ERISA Section 3(1)) maintained by WAL or WAB, as applicable, and for purposes of all vacation, paid time off and similar plans, policies, practices maintained by WAL or WAB, as applicable, and for purposes of crediting periods of service for eligibility, vesting and benefit accrual under the agreements that constitute the SERP and any severance plan, policy or practice maintained by WAL or WAB, as applicable, individuals who are employees of Bridge or any Bridge Subsidiary at the Effective Time and who become eligible to participate in such plans will be credited with periods of service with Bridge or any Bridge Subsidiary (or with any predecessor to Bridge or any Bridge Subsidiary, to the extent such service is credited for such purposes under the corresponding Plan) before the Effective Time as if such service had been with WAL or WAB, as applicable; provided, however, no such individuals will participate in any severance plan, policy or practice maintained by WAL or WAB, as applicable, until the expiration of the twelve (12) month period following the Effective Time during which time severance will be provided pursuant to Section 6.5(e) hereof.

(b) Effective no later than the last day of the regularly scheduled payroll period immediately preceding the Closing Date, Bridge and each Bridge Subsidiary, as applicable, shall freeze contributions to any Code Section 401(a) plan that it sponsors or contributes to (a “401(a) Plan”). Effective no later than the day before the Closing Date, Bridge and each Bridge Subsidiary, as applicable, shall terminate any 401(a) Plan by proper Board action. Before the Closing Date, Bridge and each Bridge Subsidiary, as applicable, shall provide to WAL (i) copies of duly adopted resolutions terminating the 401(a) Plan, and (ii) an executed amendment to the 401(a) Plan sufficient to assure compliance with all applicable requirements of the Code and regulations thereunder. The resolution and amendment shall be subject to the prior review and approval of WAL, which approval shall not be unreasonably withheld. At the request of the WAL, Bridge and each Bridge Subsidiary, as applicable, shall terminate any and all other Plans, including any group health, dental, severance, separation or salary continuation plans, programs or arrangements, effective either immediately before the Closing Date or thereafter as specified by WAL. Effective as of the Closing Date, WAL shall have in effect or shall cause WAB to provide a defined contribution plan that is qualified under Code Section 401(a) and that includes a qualified cash or deferred arrangement within the meaning of Code Section 401(k), in which employees of Bridge and any Bridge Subsidiary shall, within sixty (60) days of the Closing, be eligible to participate.

(c) Through December 31, 2015, WAL shall or shall cause WAB to provide to all individuals who are employees of Bridge or any Bridge Subsidiary as of the Effective Time (i) salary or wage levels at least equal to the salary or wage levels to which such individuals were entitled immediately prior to the Closing Date and (ii) incentive plan opportunities at least equal to the incentive plan opportunities to which such individuals were entitled as of the date hereof. Except to the extent that WAL or its Subsidiaries continue Plans in effect or as otherwise expressly provided in this Agreement (including pursuant to the preceding sentence), employees of Bridge or any of the Bridge Subsidiaries who become employed by WAL or any of the WAL Subsidiaries will be eligible for employee benefits (including, without limitation, incentive and equity-based compensation) at least as favorable as the employee benefits that WAL or such WAL Subsidiary, as the case may be, provides to its similarly situated employees and, except as otherwise required by this Agreement, on substantially the same basis as is applicable to such similarly situated employees, provided that nothing in this Agreement shall require any duplication of benefits. If WAL or any of its Subsidiaries determines to discontinue a Plan in effect prior to December 31, 2015, then to the extent permitted under applicable Law and WAL’s group health, life insurance and disability plans, and paid time off plans, WAL will or will cause WAB to give credit to employees of Bridge and Bridge Subsidiaries, with respect to the satisfaction of 2015 plan year (x) deductibles, (y) co-payments, (z) coinsurance requirements, (aa) maximum out-of-pocket provisions and (bb) similar limitations on coverage that are applicable under such plans of WAL or WAB, equal to the credit that any such employee had received as of the Effective Time towards the satisfaction of any such limitations under the comparable plans of Bridge or Bridge Subsidiaries and to waive preexisting condition limitations, evidence of insurability requirements and waiting periods for participation and coverage to the same extent waived under the corresponding Plan. WAL shall be solely responsible for compliance with the requirements of Code Section 4980B and part 6 of subtitle B of title I of ERISA (“COBRA”), including, without limitation, the provision of “continuation coverage” (within the meaning of COBRA) with respect to all employees of Bridge and any Bridge Subsidiary and their spouses and dependents for whom a “qualifying event” (within the meaning of COBRA) occurs on or after the Closing Date.

(d) After the Effective Time and through December 31, 2015, WAL and each relevant WAL Subsidiary will honor and perform the obligations of Bridge under the incentive contracts, plans and arrangements listed in Section 6.5(d)(1) of the Bridge Disclosure Schedule, in accordance with the terms in effect under such contracts, plans and arrangements as of the Effective Time, subject to any required regulatory approval or satisfaction of a condition in any regulatory approval necessary for such action (with WAL and each relevant WAL Subsidiary taking commercially reasonable efforts acting in good faith to obtain any such regulatory approvals and/or satisfy any such regulatory conditions). After the Effective Time, WAL and each relevant WAL Subsidiary will honor and perform the obligations of Bridge under the contracts, plans and arrangements listed in Section 6.5(d)(2) of the Bridge Disclosure Schedule, in accordance with the terms in effect under such contracts, plans and arrangements as of the Effective Time (other than any requirement of separation from service pursuant to such agreements and arrangements as are identified on Section 6.5(d)(2) of the Bridge Disclosure Schedule as providing for payment of a severance benefit), subject to any required regulatory approval or satisfaction of a condition in any regulatory approval necessary for such action (with WAL and each relevant WAL Subsidiary taking commercially reasonable efforts acting in good faith to obtain any such regulatory approvals and/or satisfy any such regulatory conditions), except to the extent that any such agreements if permitted by the terms thereof shall be superseded or terminated at the Closing Date or following the Closing Date. Except for the contracts, plans and arrangements described in the preceding sentences, the 401(a) Plan that shall be terminated prior to Closing, and as otherwise provided in this Agreement, subject to and following the occurrence of the Effective Time, the Plans of Bridge and any Subsidiary of Bridge shall, in the sole and absolute discretion of WAL, be frozen, terminated or merged into comparable plans of WAL or any relevant Subsidiary of WAL, effective at such time as WAL shall determine in its sole and absolute discretion.

(e) After the Effective Time, WAL and each relevant WAL Subsidiary will provide a severance benefit to each full-time employee of Bridge or any Bridge Subsidiary immediately before the Effective Time (except to the extent that any such employee who is a party to any written agreement relating to employment or severance described in Section 3.12(a) hereof or retention or severance plan described in Section 3.11(a) of the Bridge Disclosure Schedule is entitled to a severance benefit or retention benefit in lieu thereof) and whose employment is terminated involuntarily, other than for “Cause” (as defined below), by WAL or such WAL Subsidiary as of the Effective Time or within twelve (12) months thereafter. The severance benefit shall consist of a lump sum payment equal to such employee’s regularly scheduled base salary or base wages at the time of termination of employment for a period equal to (i) two weeks multiplied by (ii) the number of full years of continuous service completed by such employee with Bridge or any Bridge Subsidiary, up to a maximum of 15 weeks, subject to applicable tax withholding, and shall be the only severance benefit available to such employees. For purposes of this Section 6.5(e), “Cause” shall mean the employee’s personal dishonesty, willful misconduct, breach of fiduciary duty involving personal profit, failure to comply with any valid and legal directive of WAL, failure to perform stated duties, violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order. After the Effective Time, WAL and each relevant WAL Subsidiary will honor and perform the obligations of Bridge under any written agreement relating to employment or severance described in Section 3.12(a) hereof or retention or severance plan described in Section 3.11(a) of the Bridge Disclosure Schedule.

(f) Notwithstanding anything contained in the agreements set forth in Sections 6.5(d) and 3.11 of the Bridge Disclosure Schedule or in this Agreement, no payment shall be made under any Plan that would constitute a “parachute payment” (as such term is defined in Code Section 280G), and to the extent that any such payment would constitute a “parachute payment,” the payment will be reduced to the extent necessary to avoid it being considered a “parachute payment.” Bridge and any relevant Subsidiary of Bridge will take any and all needed corporate action including any required plan amendments in order to effect the foregoing.

6.6 Indemnification.

(a) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, in which any Person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer or employee of Bridge or any of its Subsidiaries (the “Indemnified Parties”) is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director, officer or employee of Bridge or its Subsidiaries or any of their respective predecessors or (ii) this Agreement or any of the transactions contemplated hereby and all actions taken by an Indemnified Party in connection herewith, in each case in such Indemnified Party’s capacity as a director, officer or employee of Bridge or any of its Subsidiaries, whether in any case asserted or arising before or after the Effective Time, the parties hereto agree to cooperate and defend against and respond thereto to the fullest extent permitted by applicable Law, the certificate of incorporation and bylaws of Bridge and the applicable Bridge Subsidiaries as in effect on the date hereof and indemnification agreements, if any, in existence on the date hereof with any directors, officers and employees of Bridge and its Subsidiaries. It is understood and agreed that from and after the Effective Time, WAL shall indemnify, defend and hold harmless each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorney’s fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding or investigation to the same extent such persons are indemnified or have the right to advancement of expenses as of the date of this Agreement by Bridge and its Subsidiaries pursuant to applicable Laws, the certificate of incorporation and bylaws of Bridge and the applicable Bridge Subsidiaries as in effect on the date hereof and indemnification agreements, if any, in existence on the date hereof with any directors, officers and employees of Bridge and its Subsidiaries. In the event of any such threatened or actual claim, action, suit, proceeding or investigation (whether asserted or arising before or after the Effective Time), the Indemnified Parties may retain counsel reasonably satisfactory to WAL; provided, however, that (1) WAL shall have the right to assume and control the defense thereof and upon such assumption the Indemnified Party shall cooperate with WAL in such defense and WAL shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if WAL elects not to assume such defense or counsel for the Indemnified Parties reasonably advises the Indemnified Parties that there are issues which raise conflicts of interest between WAL and the Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to WAL, and WAL shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties, (2) WAL shall be obligated pursuant to this Section 6.6(a) to pay for only one firm of counsel for each Indemnified Party, (3) WAL shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld or delayed), and (4) WAL shall not be obligated pursuant to this Section 6.6(a) to the extent that a final non-appealable judgment determines that an Indemnified Party is not entitled to indemnification hereunder for any such losses, claims, damages, liabilities, costs, expenses, judgments, fines and amounts paid in settlement. Upon the request of an Indemnified Party, WAL shall be obligated to advance expenses incurred in connection with a threatened or pending action, suit or preceding in advance of final disposition of such action, suit or proceeding, unless WAL is prohibited from doing so by applicable Law; provided that the Indemnified Party provides an undertaking to repay such amount if it is determined that such party is not entitled to be indemnified by WAL. Any Indemnified Party wishing to claim indemnification under this Section 6.6(a), upon learning of any such claim, action, suit, proceeding or investigation, shall notify WAL thereof; provided, however, that the failure to so notify shall not affect the obligations of WAL under this Section 6.6(a) except to the extent such failure to notify materially prejudices WAL. WAL’s obligations under this Section 6.6(a) continue in full force and effect for a period of six (6) years from the Effective Time; provided, however, that all rights to indemnification in respect of any claim asserted or made within such period shall continue until the final disposition of such claim. WAL shall require any successor to expressly assume its obligations under this Section 6.6(a).

(b) WAL shall purchase an extended reporting period endorsement or a “tail” policy for the benefit of the persons currently or formerly serving as officers and directors of Bridge who are, as of the date of this Agreement, individually covered by a directors’ and officers’ liability insurance policy, covering acts or omissions occurring at or prior to the Effective Time which were committed by such officers and directors in their capacity as such, which shall provide such directors’ and officers’ liability insurance coverage for an aggregate period of not less than six (6) years following the Effective Time, on terms with respect to such coverage, and in an aggregate amount, not less favorable to such individuals than those of such policy in effect on the date hereof; provided however, that in no event shall WAL be required to expend, in the aggregate, an amount equal to more than 200% of the current annual premiums expended by Bridge to maintain or procure such coverage. In connection with the foregoing, Bridge agrees to provide such insurer or substitute insurer with such representations as such insurer may reasonably request with respect to the reporting of any prior claims.

(c) The provisions of this Section 6.6 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and representatives and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

6.7 Subsequent Interim and Annual Financial Statements. As soon as reasonably practicable after they become available, but in no event more than 30 days after the end of each calendar month ending after the date hereof, Bridge shall furnish to WAL (a) consolidated and consolidating financial statements (including balance sheets, statements of operations and shareholders’ equity) of Bridge and its Subsidiaries as of and for such month then ended, (b) internal management financial control reports showing actual financial performance against plan and previous period, and (c) any reports provided to the Board of Directors of Bridge or any committee thereof relating to the financial performance and risk management of Bridge. In addition, Bridge shall furnish WAL with a copy of each report filed by Bridge or any of its Subsidiaries with a Governmental Entity within three (3) Business Days following the filing thereof. All information furnished by Bridge to WAL pursuant to this Section 6.7 shall be held in confidence to the same extent of WAL’s obligations under the Confidentiality Agreement.

6.8 Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, or to vest the Surviving Corporation or the Surviving Bank with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, or the constituent banks to the Bank Merger, as the case may be, the proper officers and directors of each party to this Agreement and WAL’s and Bridge’s Subsidiaries shall take all such necessary action as may be reasonably requested by WAL or Bridge, as the case may be.

6.9 Advice of Changes. WAL and Bridge shall promptly advise the other party of any change or event that, individually or in the aggregate, has or would be reasonably likely to have a Material Adverse Effect on it or to cause or constitute a material breach of any of its respective representations, warranties or covenants contained herein. From time to time prior to the Effective Time, each party will promptly supplement or amend its disclosure schedule delivered in connection with the execution of this Agreement to reflect any matter which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such disclosure schedule or which is necessary to correct any information in such disclosure schedule which has been rendered inaccurate thereby. No supplement or amendment to such disclosure schedule shall have any effect for the purpose of determining satisfaction of the conditions set forth in Sections 7.2(a) or 7.3(a), as the case may be, or the compliance by Bridge with the covenants set forth in Section 5.1.

6.10 Current Information. During the period from the date of this Agreement to the Effective Time, Bridge will cause one or more of its designated representatives to confer on a regular and frequent basis (not less than monthly) with representatives of WAL and to report the general status of the ongoing operations of Bridge. Bridge will promptly notify WAL of any material change in the normal course of business or in the operation of the properties of Bridge and of any complaints, investigations or hearings (or communications indicating that the same may be contemplated) of any Governmental Entity, or the institution or the threat of litigation involving Bridge, and will keep WAL fully informed of such events.

6.11 Transaction Expenses of Bridge.

(a) Bridge has provided at Section 6.11(a) of the Bridge Disclosure Schedule its estimated budget of transaction-related expenses reasonably anticipated to be payable by Bridge in connection with this transaction, including the fees and expenses of counsel, accountants, investment bankers and other professionals.

(b) Bridge shall promptly advise WAL if Bridge anticipates exceeding the estimated budget of transaction-related expenses set forth in Section 6.11(a) of the Bridge Disclosure Schedule, or any subsequent adjustment thereof.

(c) Promptly after the execution of this Agreement, Bridge shall ask all of its attorneys and other professionals to render current and correct invoices for all unbilled time and disbursements. Bridge shall accrue and/or pay all of such amounts which are actually due and owing as soon as possible.

(d) Bridge, in reasonable consultation with WAL, shall make all arrangements with respect to the printing and mailing of the Proxy Materials. Bridge shall, if WAL reasonably deems necessary, also engage a proxy solicitation firm to assist in the solicitation of proxies for the Special Meeting. Bridge agrees to cooperate as to such matters.

6.12 Acquisition Proposals.

(a) From the date hereof until the Effective Time or, if earlier, the date on which this Agreement is terminated in accordance with Article VIII, Bridge shall not, directly or indirectly, and will instruct its officers, directors and executive employees and its accountants, consultants, legal counsel, investment bankers, financial advisors, agents and other representatives (collectively, “Representatives”) not to, directly or indirectly:

(i) initiate, solicit, encourage or Knowingly facilitate (including by way of providing information) the submission of any inquiries, proposals or offers (whether firm or hypothetical) relating to or that would reasonably be expected to lead to, any Competing Proposal,

(ii) have any discussions with or provide any confidential information or data to any Person relating to a Competing Proposal, or engage in any negotiations concerning a Competing Proposal (other than discussions or requests for and receipt of information to ascertain the terms of any such Competing Proposal),

(iii) approve or recommend, or publicly propose to approve or recommend, any Competing Proposal,

(iv) approve or recommend, or publicly propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, memorandum of understanding, merger agreement, asset or share purchase or share exchange agreement, option agreement or other similar agreement relating to any Competing Proposal,

(v) enter into any agreement or agreement in principle requiring, directly or indirectly, Bridge to abandon, terminate or fail to consummate the transactions contemplated hereby or breach its obligations hereunder, or

(vi) publicly propose or agree to do any of the foregoing.

Notwithstanding the foregoing, in the event that Bridge receives a bona fide written Competing Proposal after the date hereof that did not result from solicitation which is in violation of this Section 6.12 and the Board of Directors of Bridge, after consultation with independent legal counsel, determines in good faith that such Competing Proposal constitutes or is reasonably likely to result in a Superior Competing Transaction, Bridge may, and may permit its Subsidiaries and its and their Representatives to, prior to (but not after) the date of the Special Meeting, take any or all action described in clauses (i) and (ii) above if the Board of Directors of Bridge concludes in good faith (after receiving the advice of its outside counsel) that failure to take such actions would or would be reasonably likely to result in a violation of its fiduciary duties under applicable Law; provided, however, that prior to providing any confidential information or data to such Person, Bridge shall have received from such Person an executed confidentiality agreement with terms no less favorable to Bridge in any material respect than those contained in the Mutual Confidentiality Agreement by and between WAL and Bridge, dated as of August 1, 2014 (the “Confidentiality Agreement”), and shall contemporaneously provide to WAL any non-public information concerning Bridge or its Subsidiaries to be provided to such Person which was not previously provided to WAL (or its Representatives);

(b) Bridge shall immediately cease and cause to be terminated any discussions or negotiations conducted before the date hereof with any third parties other than WAL with respect to any Competing Proposal, will use its commercially reasonable best efforts to enforce any confidentiality, standstill or similar agreement relating to a Competing Proposal, including by instructing the other parties thereto to promptly return or destroy any confidential information previously furnished by or on behalf of Bridge thereunder, and will not waive or amend any provision of any such agreement. Bridge will promptly (and in all events within 24 hours) following receipt of any Competing Proposal or any inquiry which would reasonably be expected to lead to a Competing Proposal advise WAL of the material terms thereof (including the identity of the Person making such Competing Proposal), and will keep WAL reasonably apprised of any related discussions and negotiations with the Person making such Competing Proposal and the status and terms thereof (including providing WAL with a copy of all material documentation and correspondence with the Person making such Competing Proposal relating thereto) on a current basis. Without limiting the foregoing, Bridge shall notify WAL orally and in writing within 24 hours after it enters into discussions or negotiations with another Person regarding a Competing Proposal or executes and delivers a confidentiality agreement with another Person in connection with a Competing Proposal.

(c) Nothing contained herein shall prevent Bridge from complying with Rule 14d-9 and Rule 14e-2(a)(2)-(3) promulgated under the Exchange Act with respect to a Competing Proposal; provided, that such Rules will in no way eliminate or modify the effect that any action pursuant to such Rules would otherwise have under this Agreement; and provided, further, that any such disclosure (other than a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) shall be deemed to be a Change in Bridge Recommendation unless the Board of Directors of Bridge expressly and concurrently reaffirms the Bridge Recommendation.

6.13 Takeover Laws. Bridge and its Board of Directors shall (i) use reasonable best efforts to ensure that no state takeover Law or similar Law or any takeover-related provision in Bridge’s certificate of incorporation or bylaws is or becomes applicable to this Agreement, the Merger or any of the other transactions contemplated by this Agreement and (ii) if any state takeover Law or similar Law or any takeover-related provision in Bridge’s certificate of incorporation or bylaws becomes applicable to this Agreement, the Merger or any of the other transactions contemplated by this Agreement, use reasonable best efforts to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Law on this Agreement, the Merger and the other transactions contemplated by this Agreement.

6.14 Shareholder Litigation. Bridge shall give WAL the opportunity to participate, at WAL’s expense, in the defense or settlement of any shareholder litigation against Bridge and/or its directors relating to the transactions contemplated by this Agreement, and no such settlement shall be agreed to without WAL’s prior written consent (such consent not to be unreasonably withheld or delayed).

6.15 Confidentiality Agreement. WAL and Bridge shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Confidentiality Agreement, which shall survive the termination of this Agreement in accordance with the terms set forth therein.

ARTICLE VII

CONDITIONS PRECEDENT

7.1 Conditions to Each Party’s Obligation To Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) Shareholder Approval. This Agreement and the Merger shall have been approved by the affirmative vote of the holders of at least a majority of the outstanding shares of Bridge Common Stock.

(b) Other Approvals. All regulatory approvals required to consummate the transactions contemplated hereby (including the Required Banking Approvals) shall have been obtained and shall remain in full force and effect and all statutory or regulatory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred to herein as the “Requisite Regulatory Approvals”). No Requisite Regulatory Approval shall have resulted in the imposition of any Burdensome Condition.

(c) Registration Statement. The Registration Statement shall have been declared effective by the SEC, and no stop order suspending the effectiveness of the Registration Statement shall have been issued or remain in effect and no proceedings for that purpose shall have been initiated or threatened by the SEC, the basis for which still exists.

(d) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or any of the other transactions (an “Injunction”) contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits, restricts or makes illegal the consummation of the Merger.

7.2 Conditions to Obligations of WAL. The obligation of WAL to effect the Merger is also subject to the satisfaction or waiver by WAL at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. The representations and warranties of Bridge set forth in this Agreement shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except where the failure of such representations and warranties in the aggregate to be so true and correct has not had, and would not reasonably be expected to result in, a Material Adverse Effect on Bridge (disregarding any qualification in the text of the relevant representation or warranty as to materiality or Material Adverse Effect or words of similar import set forth therein). WAL shall have received a certificate signed on behalf of Bridge by each of the President and Chief Executive Officer and the Chief Financial Officer of Bridge to the foregoing effect.

(b) Performance of Covenants and Agreements of Bridge. Bridge shall have performed in all material respects all covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date. WAL shall have received a certificate signed on behalf of Bridge by each of the President and Chief Executive Officer and the Chief Financial Officer of Bridge to such effect.

(c) Consents under Agreements.

(i) The consent, approval or waiver of each Person (other than the Requisite Regulatory Approvals referred to in Section 7.1(b)) whose consent or approval shall be required in order to permit the succession by the Surviving Corporation pursuant to the Merger to any obligation, right or interest of Bridge under any loan or credit agreement, note, mortgage, indenture, lease, license or Bridge Contract shall have been obtained, except for those the failure of which to obtain will not result in a Material Adverse Effect on Bridge or the Surviving Corporation.

(ii) In connection with the consummation of the Merger and execution of the Bank Merger Agreement, the consent, approval or waiver of each Person (other than the Requisite Regulatory Approvals referred to in Section 7.1(b)) whose consent or approval shall be required in order to permit the succession by the Surviving Bank pursuant to the Bank Merger to any obligation, right or interest of Bridge Bank under any loan or credit agreement, note, mortgage, indenture, lease, license or Bridge Contract shall have been obtained except for those, the failure of which to obtain, will not result in a Material Adverse Effect on Bridge Bank or the Surviving Bank.

(d) No Material Adverse Effect. Since the date of this Agreement, there shall have been no changes, other than changes contemplated by or resulting from this Agreement, in the business, operations, condition (financial or otherwise), assets or liabilities of Bridge or any Bridge Subsidiary (regardless of whether or not such events or changes are inconsistent with the representations and warranties given herein) that individually or in the aggregate has had or would reasonably be expected to have a Material Adverse Effect on Bridge.

(e) Tax Opinion. WAL shall have received a written opinion from Hogan Lovells US LLP, counsel to WAL, dated as of the Closing Date, to the effect that the Merger will qualify as a reorganization under Section 368(a) of the Code. Such counsel shall be entitled to rely upon representation letters from each of Bridge, WAL and others, in each case, in form and substance reasonably satisfactory to such counsel. Each such representation letter shall be dated as of the date of such opinion.

(f) Employment and Protection Agreements. The Employment Agreements and the Protection Agreements shall remain in full force and effect (subject to the occurrence of the Effective Time).

7.3 Conditions to Obligations of Bridge. The obligation of Bridge to effect the Merger is also subject to the satisfaction or waiver by Bridge at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. The representations and warranties of WAL set forth in this Agreement shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except where the failure of such representations and warranties in the aggregate to be so true and correct has not had, and would not reasonably be expected to result in, a Material Adverse Effect on WAL (disregarding any qualification in the text of the relevant representation or warranty as to materiality or Material Adverse Effect or words of similar import set forth therein). Bridge shall have received a certificate signed on behalf of WAL by each of the Chief Executive Officer and the Chief Financial Officer of WAL to the foregoing effect.

(b) Performance of Covenants and Agreements of WAL. WAL shall have performed in all material respects all covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date. Bridge shall have received a certificate signed on behalf of WAL by each of the Chief Executive Officer, and the Chief Financial Officer of WAL to such effect.

(c) Consents under Agreements. The consent, approval or waiver of each Person (other than the Requisite Regulatory Approvals referred to in Section 7.1(b)) whose consent or approval shall be required in connection with the transactions contemplated hereby under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument to which WAL is a party or is otherwise bound shall have been obtained.

(d) Listing of Shares. The shares of WAL Common Stock to be issued in the Merger shall have been approved for listing on the NYSE.

(e) Tax Opinion. Bridge shall have received a written opinion from Pillsbury Winthrop Shaw Pittman LLP, counsel to Bridge, dated as of the Closing Date, to the effect that the Merger will qualify as a reorganization under Section 368(a) of the Code. Such counsel shall be entitled to rely upon representation letters from each of WAL, Bridge and others, in each case, in form and substance reasonably satisfactory to such counsel. Each such representation letter shall be dated as of the date of such opinion.

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the shareholders of Bridge:

(a) by mutual consent of WAL and Bridge in a written instrument, if the Board of Directors of each so determines by a vote of a majority of the members of its entire Board;

(b) by either WAL or Bridge upon written notice to the other party (i) 30 days after the date on which any request or application for a Regulatory Approval shall have been denied or withdrawn at the request or recommendation of the Governmental Entity which must grant such Regulatory Approval, unless within the 30-day period following such denial or withdrawal the parties agree to file, and have filed with the applicable Governmental Entity, a petition for rehearing (or other applicable appeal) or an amended or supplemented application, provided, however, that no party shall have the right to terminate this Agreement pursuant to this Section 8.1(b) if such denial or request or recommendation for withdrawal shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

(c) by either WAL or Bridge if the Merger shall not have been consummated on or before December 31, 2015, unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

(d) by either WAL or Bridge (provided that the terminating party is not in breach of its obligations under Section 6.3) if the approval of the shareholders of Bridge hereto required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of shareholders or at any adjournment or postponement thereof;

(e) by Bridge, prior to the time, but not after, the approval of this Agreement by the holders of the Bridge Common Stock at the Special Meeting has occurred, if: (i) Bridge is not in material breach of this Agreement (including Sections 6.3 and 6.12 hereof); (ii) Bridge receives an unsolicited bona fide Competing Proposal that is not withdrawn and that the Bridge Board of Directors determines in good faith is a Superior Competing Transaction; (iii) the Bridge Board of Directors determines in good faith (after consultation with its financial and legal advisors) that failure to accept the Superior Competing Transaction would or would be reasonably likely to result in a violation of its fiduciary duties under applicable law; and (iv) Bridge, prior to termination of this Agreement, pays to WAL in immediately available funds, any amounts required to be paid pursuant to Section 9.3 hereof;

(f) by either WAL or Bridge (provided that the terminating party is not then in breach of any representation, warranty, covenant or other agreement contained herein that, individually or in the aggregate, would give the other party the right to terminate this Agreement) if there shall have been a breach of any of the representations or warranties set forth in this Agreement on the part of the other party, if such breach, individually or in the aggregate, has had or is likely to have a Material Adverse Effect on the breaching party, and such breach is not curable or shall not have been cured within 30 days following receipt by the breaching party of written notice of such breach from the other party hereto or such breach, by its nature, cannot be cured prior to the Closing;

(g) by either WAL or Bridge (provided that the terminating party is not then in breach of any representation, warranty, covenant or other agreement contained herein that, individually or in the aggregate, would give the other party the right to terminate this Agreement) if there shall have been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the other party, and such breach is not curable or shall not have been cured within 30 days following receipt by the breaching party of written notice of such breach from the other party hereto or such breach, by its nature, cannot be cured prior to the Closing; and

(h) by WAL, if the management of Bridge or its Board of Directors, for any reason, (i) fails to use its reasonable best efforts to call and hold within 45 days of the effective date of the Registration Statement a special meeting of Bridge’s shareholders to consider and approve this Agreement and the transactions contemplated hereby (except as provided in Section 6.3(a)) or (ii) fails to recommend to shareholders the approval of this Agreement and the transactions contemplated hereby.

8.2 Effect of Termination. In the event of termination of this Agreement by either WAL or Bridge as provided in Section 8.1, this Agreement shall forthwith become void and have no effect except (i) the last sentence of Section 6.2(a), Section 8.2 and Article IX (other than Section 9.1) shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, no party shall be relieved or released from any liabilities or damages arising out of its willful or intentional breach of any provision of this Agreement.

8.3 Amendment. Subject to compliance with applicable Law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Board of Directors, at any time before or after approval of the matters presented in connection with the Merger by the shareholders of Bridge; provided, however, that after any approval of the transactions contemplated by this Agreement by Bridge’s shareholders, there may not be, without further approval of such shareholders, any amendment of this Agreement which reduces the amount or changes the form of the consideration to be delivered to Bridge shareholders hereunder other than as contemplated by this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

8.4 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE IX

GENERAL PROVISIONS

9.1 Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will take place at 12:00 p.m. (noon), Washington, D.C. time, at the offices of Hogan Lovells US LLP, counsel to WAL, on a date specified by the Parties, which shall be no later than five (5) Business Days after all of the conditions to closing set forth in Article VII of this Agreement are satisfied or waived, other than those conditions that by their nature are to be satisfied at the closing, or on such other date, place and time as the parties may agree in writing (the “Closing Date”).

9.2 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for those covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Effective Time.

9.3 Expenses; Breakup Fee.

(a) All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense.

(b) In the event that this Agreement is terminated by WAL pursuant to Sections 8.1(f), (g) or (h), Bridge shall pay all documented, reasonable out-of-pocket costs and expenses (excluding any overhead allocation) up to $600,000 incurred by WAL in connection with this Agreement and the transactions contemplated hereby, such amount to be paid by wire transfer of immediately available funds to an account designated by WAL.

(c) In the event that this Agreement is terminated by Bridge pursuant to Sections 8.1(f) or (g), WAL shall pay all documented, reasonable out-of-pocket costs and expenses (excluding any overhead allocation) up to $600,000 incurred by Bridge in connection with this Agreement and the transactions contemplated hereby, such amount to be paid by wire transfer of immediately available funds to an account designated by Bridge.

(d) In the event that this Agreement is terminated by WAL or Bridge under Section 8.1(c) or 8.1(d) or by Bridge under Section 8.1(e) without the requisite vote of Bridge shareholders having been obtained, or by WAL pursuant to Sections 8.1(f), (g) or (h) and both (i) after the date of this Agreement but prior to the Special Meeting, Bridge or the Bridge Board of Directors shall have received a Competing Proposal and (ii) within 12 months following the date of such termination, Bridge enters into an agreement for a Competing Proposal or an Acquisition Transaction otherwise occurs, Bridge shall pay all documented, reasonable out-of-pocket costs and expenses (excluding any overhead allocation) up to $600,000 incurred by WAL in connection with this Agreement and the transactions contemplated hereby, plus a breakup fee of $15.9375 million, such amount to be paid by wire transfer of immediately available funds to an account designated by WAL (except in the case of termination by Bridge pursuant to Section 8.1(e) in which case such payment shall be made prior to such termination).

(e) The parties acknowledge and agree that the remedies set forth in Sections 9.3(b), (c) and (d) shall be the sole and exclusive remedies for any losses incurred by WAL or Bridge, as the case may be, arising from the termination of this Agreement pursuant to any such Sections, except that (i) nothing herein shall preclude either party from specifically enforcing this Agreement in accordance with Section 9.9 below, and (ii) each of WAL and Bridge shall be entitled to recover such other remedies as are available at law or in equity if WAL or Bridge, as the case may be, terminates this Agreement pursuant to Section 8.1(e) or Section 8.1(f), respectively, as a result of a willful or intentional breach of this Agreement by the other party.

(f) Each of WAL and Bridge acknowledges that the agreements contained in this Section 9.3 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, WAL and Bridge would not enter into this Agreement; accordingly, if any party fails promptly to pay any amounts due to the other party pursuant to this Section 9.3, and, in order to obtain such payment, the party to which any amount under this Section 9.3 is due and owing from the other party commences a suit that results in a judgment against such other party for the amounts set forth in this Section 9.3, the non-prevailing party shall pay to the prevailing party its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amounts due pursuant to this Section 9.3 from the date such payment was required to be made until the date of payment at the prime lending rate as published in The Wall Street Journal in effect on the date such payment was required to be made.

9.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) or sent via confirmed facsimile or by electronic mail (the receipt of which is confirmed in writing) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a) if to WAL or WAB, to:

Western Alliance Bancorporation

One E. Washington St., Suite 1400

Phoenix, AZ 85004

Attn.: Chief Executive Officer

Facsimile: (602) 956-3027

Electronic mail: N/A

with a copy (which shall constitute notice) to:

Western Alliance Bancorporation

One E. Washington St., Suite 1400

Phoenix, AZ 85004

Attn.: General Counsel

Facsimile: (602) 956-3027

Electronic mail: rtheisen@westernalliancebank.com

with a copy (which shall not constitute notice) to:

Hogan Lovells US LLP

Columbia Square

555 Thirteenth Street, N.W.

Washington, DC 20004-1109

Attn.: Gregory F. Parisi, Esq.

Facsimile: (202) 637 5910

Electronic mail: gregory.parisi@hoganlovells.com

and

(b) if to Bridge, to:

Bridge Capital Holdings

55 Almaden Boulevard

San Jose, CA 95113

Attn: President and Chief Executive Officer

Facsimile:

Electronic mail:

with a copy (which shall not constitute notice) to:

Pillsbury Winthrop Shaw Pittman LLP

Four Embarcadero Center

22nd Floor

San Francisco, CA 94111-5998

Attn: Patricia F. Young, Esq.

Rodney R. Peck, Esq.

Facsimile: (415) 983-1200

Electronic mail: patricia.young@pillsburylaw.com

    rodney.peck@pillsburylaw.com

9.5 Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or an Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

9.6 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

9.7 Entire Agreement. This Agreement (including the disclosure schedules, documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, other than the Confidentiality Agreement and the Support Agreements.

9.8 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of law rules; provided that the provisions of the California Corporations Code shall apply to all matters relevant to the corporate approvals of this Agreement by Bridge and the shareholders of Bridge.

9.9 Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions thereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

9.10 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

9.11 Publicity. Except as otherwise required by Law or the rules of the New York Stock Exchange or the Nasdaq Global Market (or such other exchange on which the WAL Common Stock or the Bridge Common Stock may become listed), so long as this Agreement is in effect, neither WAL nor Bridge shall, nor shall WAL or Bridge permit any of their respective Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement or the Support Agreements without the consent of the other party, which consent shall not be unreasonably withheld; provided, that the restrictions set forth in this Section 9.11 shall not apply to any press release or public announcement, statement or disclosure made or proposed to be made by Bridge pursuant to Section 6.12(c) or if Bridge’s Board of Directors shall have effected a Change in Bridge Recommendation in accordance with Section 6.3(b). WAL and Bridge shall promptly following the execution of this Agreement issue a joint press release in mutually acceptable form and substance announcing the signing of this Agreement and the transactions contemplated hereunder.

9.12 Assignment; Limitation of Benefits. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise specifically provided in Section 1.4 with respect to the payment of the Merger Consideration, Section 1.5 with respect to the treatment of stock options under the Bridge Stock Plans, Section 6.1 with respect to the registration of the WAL Common Stock to be issued as Merger Consideration and Section 6.6, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder, and the covenants, undertakings and agreements set out herein shall be solely for the benefit of, and shall be enforceable only by, the parties hereto and their permitted assigns.

9.13 Additional Definitions. In addition to any other definitions contained in this Agreement, the following words, terms and phrases shall have the following meanings when used in this Agreement.

“401(a) Plans” has the meaning set forth in Section 6.5.

“Acquisition Transaction” means (a) a merger, acquisition, consolidation or other business combination involving Bridge, (b) a purchase, lease or other acquisition of all or substantially all of the assets of Bridge, or (c) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of beneficial ownership (as the term “beneficial ownership” is defined in Regulation 13d-3(a) of the Securities Exchange Act of 1934) of securities representing 25.0% or more of the voting power of Bridge.

“ADFI” has the meaning set forth in Section 3.4(a).

“Adjusted Restricted Share” has the meaning set forth in Section 1.4(c).

“Agreement” has the meaning set forth in the preamble hereto.

“Bank Merger” has the meaning set forth in Section 1.10.

“Bank Merger Agreement” has the meaning set forth in Section 1.10.

“BOLI” has the meaning set forth in Section 3.28(c).

“Bridge” has the meaning set forth in the preamble hereto.

“Bridge Common Stock” has the meaning set forth in Section 1.4(a).

“Bridge Contract” has the meaning set forth in Section 3.12(a).

“Bridge Disclosure Schedule” has the meaning set forth in Article III.

“Bridge Director Designees” has the meaning set forth in Section 1.8.

“Bridge Group” has the meaning set forth in Section 3.10(a).

“Bridge Recommendation” has the meaning set forth in Section 6.3(a).

“Bridge Restricted Stock” means any and all shares of Bridge Common Stock granted by Bridge in the form of “restricted stock” awards, to the extent that such shares are (i) unvested or (ii) vested but remain subject to forfeiture or transfer restrictions pursuant to the terms of the restricted stock awards.

“Bridge Restricted Stock Units” means all grants in the form of “restricted stock units” made by Bridge which are convertible into Bridge Common Stock.

“Bridge SEC Reports” means each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by Bridge or any of its Subsidiaries pursuant to the Securities Act or the Exchange Act, as the case may be, since January 1, 2011.

“Bridge Stock Certificates” has the meaning set forth in Section 2.1(b).

“Bridge Stock Plans” has the meaning set forth in Section 1.5(b).

“Burdensome Condition” means any condition or restriction that would reasonably be likely to have a Material Adverse Effect on WAL (measured on a scale relative to Bridge), reasonably be likely to have a Material Adverse Effect on Bridge, or materially restrict or impose a material burden on WAL or any of its Subsidiaries in connection with the transactions contemplated hereby or with respect to the business or operations of WAL or any of its Subsidiaries.

“Business Day” means Monday through Friday of each week, except a legal holiday recognized as such by the U.S. Government or any day on which banking institutions in the States of Arizona or California are authorized or obligated to close.

“CA Agreement of Merger” has the meaning set forth in Section 1.2.

“Cash Consideration” has the meaning set forth in Section 1.4(a)(i).

“Cash Out Amount” has the meaning set forth in Section 1.5(a).

“CCC” has the meaning set forth in Section 1.1.

“Change in Bridge Recommendation” has the meaning set forth in Section 6.3(a).

“Classified Loans” has the meaning set forth in Section 3.19(a).

“Closing” has the meaning set forth in Section 9.1.

“Closing Date” has the meaning set forth in Section 9.1.

“Closing Price” is the sum of (i) the volume weighted average price (VWAP) of a share of WAL Common Stock over the three trading days preceding the Closing Date multiplied by 0.8145 and (ii) $2.39.

“Closing WAL Share Value” means the 4:00 p.m. Eastern Time closing sales price of WAL Common Stock reported on the New York Stock Exchange Composite Tape for the trading day immediately preceding the Closing Date.

“Code” has the meaning set forth in Section 1.9(a).

“Competing Proposal” means any of the following involving Bridge or any Bridge Subsidiary: (a) any proposal or offer from any Person relating to any direct or indirect acquisition or purchase by such Person of Bridge, any Bridge Subsidiary or any business line of Bridge that constitutes (i) 15% or more of the net revenues, net income or assets of Bridge and its Subsidiaries, taken as a whole, or (ii) 15% or more of any class of equity securities of Bridge or any of its Subsidiaries, (b) any tender offer or exchange offer that if consummated would result in any Person beneficially owning 15% or more of any class of equity securities of Bridge or any of its Subsidiaries, or (c) any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Bridge or any of its Subsidiaries, other than the transactions contemplated by this Agreement.

“Confidentiality Agreement” has the meaning set forth in Section 6.12(a)(vi).

“CRA” has the meaning set forth in Section 3.18(c).

“DE Certificate of Merger” has the meaning set forth in Section 1.2.

“Derivative Transaction” has the meaning set forth in Section 3.27(b).

“DGCL” has the meaning set forth in Section 1.1.

“Dissenters’ Shares” has the meaning set forth in Section 2.3(a).

“Effective Time” means the close of business on the Closing Date when the Merger is effective in accordance with the terms of this Agreement and the Bank Merger Agreement.

“Employment Agreements” has the meaning set forth in the recitals.

“Environmental Laws” has the meaning set forth in Section 3.14(a).

“ERISA” has the meaning set forth in Section 3.11(a).

“Exchange Act” has the meaning set forth in Section 3.6.

“Exchange Agent” has the meaning set forth in Section 2.1(a).

“Exchange Fund” has the meaning set forth in Section 2.2(g).

“Exchange Ratio” has the meaning set forth in Section 1.4(a).

“Exercise Election” has the meaning set forth in Section 1.5(a).

“Fairness Opinion” has the meaning set forth in Section 3.20.

“FDIC” has the meaning set forth in Section 3.1(b).

“FHLB-SF” has the meaning set forth in Section 3.1(b).

“GAAP” has the meaning set forth in Section 3.6.

“Governmental Entity” has the meaning set forth in Section 3.4(a).

“Hazardous Materials” has the meaning set forth in Section 3.14(e).

“Holder” has the meaning set forth in Section 1.11.

“Indemnified Parties” has the meaning set forth in Section 6.6.

“Injunction” has the meaning set forth in Section 7.1(d).

“IT Assets” has the meaning set forth in Section 3.23.

“Knowledge or Knowing” with respect to any entity, refers to the actual knowledge of such entity’s directors and officers in the ordinary course of their duties in such positions, after reasonable inquiry.

“Laws” means any and all statutes, laws, ordinances, rules, regulations, orders, permits, judgments, injunctions, decrees, case law and other rules of law enacted, promulgated or issued by any Governmental Entity.

“Letter of Transmittal” has the meaning set forth in Section 2.1(b).

“Material Adverse Effect” means, with respect to WAL or Bridge, as the case may be, a condition, event, change, circumstance or occurrence (including any loan charge-off) that is reasonably likely to have a material adverse effect upon (A) the financial condition, results of operations, asset quality, loans, securities, deposit accounts, business or properties of WAL or Bridge, taken as a whole, or (B) the ability of WAL or Bridge to perform its obligations under, and to consummate the transactions contemplated by, this Agreement but shall not include Bridge’s obligations under any employment or severance agreement set forth in Sections 3.11 or 3.12 of the Bridge Disclosure Schedule; provided, however, that in determining whether a Material Adverse Effect with respect to WAL or Bridge has occurred, there shall be excluded any condition, event, change, circumstance or occurrence impacting, or which would be reasonably expected to impact, WAL or Bridge, as the case may be, to the extent caused by, (i) any change generally affecting banks or bank holding companies or companies such as WAL or Bridge in laws, regulations or rules (or enforcement or interpretations thereof), or of GAAP or regulatory accounting principles or requirements (unless such change has a materially disproportionate adverse effect on WAL or Bridge relative to similarly situated organizations); (ii) any change in markets (including a general decline in the national or local securities or real estate markets) or conditions (financial, political or economic) affecting national or local economies or financial markets or the banking industry generally or community banks in particular, including without limitation interest rates and unemployment levels (unless such change has a materially disproportionate adverse effect on WAL or Bridge relative to similarly situated organizations); (iii) the failure, in and of itself, to meet earnings projections or internal financial forecasts, but not including any underlying causes thereof, or changes in the trading price of Bridge Common Stock or WAL Common Stock, in and of itself, but not including any underlying causes thereof; (iv) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism (unless such change has a materially disproportionate adverse effect on WAL or Bridge relative to similarly situated organizations); (v) any event or circumstance resulting from or attributable to the execution or announcement of this Agreement or the pendency of the transactions contemplated hereby; (vi) any changes made by Bridge or other actions taken, delayed or omitted to be taken by Bridge, in each case, at the written request or with the written consent of WAL; and (vii) with respect to Bridge, any current restrictions or conditions imposed on Bridge by a Governmental Entity as a result of, or in connection with, its regulatory status, as disclosed to WAL in Section 3.9(b) of the Bridge Disclosure Schedule.

“Merger” has the meaning set forth in the recitals hereto.

“Merger Consideration” has the meaning set forth in Section 1.4(a).

“NLRB” has the meaning set forth in Section 3.22.

“Notice Period” has the meaning set forth in Section 6.3(b)(ii)(B).

“OCC” has the meaning set forth in Section 3.1(b).

“OREO” has the meaning set forth in Section 3.15.

“Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

“Plans” has the meaning set forth in Section 3.11(a).

“Protection Agreements” has the meaning set forth in the recitals.

“Proxy Materials” has the meaning set forth in Section 3.4(a).

“Registration Statement” has the meaning set forth in Section 3.4(a).

“Regulatory Agencies” has the meaning set forth in Section 3.5.

“Regulatory Agreement” has the meaning set forth in Section 3.13.

“Required Banking Approvals” has the meaning set forth in Section 3.4(a).

“Requisite Regulatory Approval” has the meaning set forth in Section 7.1(b).

“Representatives” has the meaning set forth in Section 6.12(a).

“Rights Agreement” means, that certain Rights Agreement, dated as of August 21, 2008, between Bridge and American Stock Transfer & Trust Company, LLC, as rights agent.

“Sandler O’Neill” has the meaning set forth in Section 3.7.

“Scheduled IP” has the meaning set forth in Section 3.23.

“SEC” has the meaning set forth in Section 3.4(a).

“Securities Act” means the Securities Act of 1933, as amended.

“Special Meeting” has the meaning set forth in Section 6.3(a).

“State Regulator” has the meaning set forth in Section 3.5.

“Stock Consideration” has the meaning set forth in Section 1.4(a).

“Subsidiary” means, with respect to any party, any corporation, partnership or other organization, whether incorporated or unincorporated, which is consolidated with such party for financial reporting purposes.

“Superior Competing Transaction” means any of the following involving Bridge or any Bridge Subsidiary: any proposal made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities, more than 50% of the combined voting power of the shares of Bridge Common Stock then outstanding or more than 50% of all the assets of Bridge, and otherwise on terms which the Board of Directors of Bridge determines in its good faith judgment (after consulting with legal counsel and a financial advisor of nationally recognized reputation), taking into account timing and all legal, financial, regulatory and other aspects of the proposal and the third party making the proposal (including any break-up fees, expense reimbursement provisions and conditions to consummation), to be more favorable to its shareholders than the Merger and for which financing, to the extent required, is then committed or which if not committed is, in the good faith judgment of its Board of Directors, reasonably capable of being obtained by such third party.

“Support Agreements” has the meaning set forth in the recitals.

“Surviving Bank” has the meaning set forth in Section 1.10(a).

“Surviving Corporation” has the meaning set forth in Section 1.1.

“Tax” has the meaning set forth in Section 3.10(c).

“Tax Return” has the meaning set forth in Section 3.10(c).

“Taxing Authority” has the meaning set forth in Section 3.10(c).

“U.S. Anti-Money Laundering Laws” means the Bank Secrecy Act (12 U.S.C. §§ 5311 through 5332, inclusive, as amended), 12 U.S.C. §§ 5340 through 5342, inclusive, as amended, the International Money Laundering Abatement and Anti-Terrorism Financing Act of 2001 (Title III of Pub. L. No. 107-56 (effective October 26, 2001), as amended), and the rules and regulations of the U.S. Department of the Treasury or any other Governmental Authority thereunder.

“WAB” has the meaning set forth in Section 1.10.

“WAL” has the meaning set forth in the preamble hereto.

“WAL Adjustment Event” has the meaning set forth in Section 2.2.

“WAL Common Stock” has the meaning set forth in Section 1.4(a).

“WAL Disclosure Schedule” has the meaning set forth in Article IV.

“WAL Preferred Stock” has the meaning set forth in Section 4.2.

“WAL Stock Certificate” has the meaning set forth in Section 2.1(a).

“WARN” has the meaning set forth in Section 3.22.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Western Alliance Bancorporation and Bridge Capital Holdings have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized as of the date first above written.

WESTERN ALLIANCE BANCORPORATION

By:	/s/ Robert Sarver
Name: Robert Sarver Title: Chairman of the Board of Directors and Chief Executive Officer

BRIDGE CAPITAL HOLDINGS

By:	/s/ Daniel P. Myers
Name: Daniel P. Myers Title: President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

Exhibit A

FORM OF CA AGREEMENT OF MERGER

THIS AGREEMENT OF MERGER (the “Agreement of Merger”) is made and entered into as of this             day of             , 20            by and between Western Alliance Bancorporation (“WAL”), a Delaware corporation, and Bridge Capital Holdings, a California corporation (“Bridge”), in connection with the transactions described in that certain Agreement and Plan of Merger, dated as of March 9, 2015 (the “Merger Agreement”), by and among WAL and Bridge. Terms not otherwise defined herein shall have the meaning given them in the Merger Agreement.

RECITALS

1. Bridge is a corporation duly organized, validly existing and in good standing under the laws of the State of California, with authorized capital of 30 million shares of no par value common stock (“Bridge Common Stock”) of which, on the date hereof, there are [•] shares issued and outstanding, and 10 million shares of preferred stock, of which, on the date hereof, there are [•] shares issued and outstanding.

2. WAL is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with authorized capital of 200 million shares of common stock, par value $0.0001 per share (“WAL Common Stock”), of which, on the date hereof, there are [•] shares issued and outstanding, and 20 million shares of serial preferred stock, par value $0.0001 and liquidation value of $1,000 per share, of which, on the date hereof, there are [•] shares issued and outstanding.

3. The respective Boards of Directors of WAL and Bridge deem it desirable and in the best interests of their respective corporations and shareholders that Bridge be merged with and into WAL as provided in this Agreement of Merger, pursuant to the laws of the State of California and the laws of the State of Delaware (the “Merger”), and that WAL be the surviving corporation (“Surviving Corporation”).

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein set forth and for the purpose of prescribing the terms and conditions of such Merger, the parties hereto agree as follows:

ARTICLE I

THE MERGER

Upon consummation of the Merger at the Effective Time (as defined in Article VIII hereof), Bridge shall be merged with and into WAL, which shall thereupon be the Surviving Corporation, and the separate corporate existence of Bridge shall cease.

ARTICLE II

NAME

The name of the Surviving Corporation shall be “Western Alliance Bancorporation”.

ARTICLE III

CERTIFICATE OF INCORPORATION

The Certificate of Incorporation of WAL as in effect immediately prior to the Effective Time shall, at and after the Effective Time, continue to be the Certificate of Incorporation of the Surviving Corporation.

ARTICLE IV

BYLAWS

The Bylaws of WAL as in effect immediately prior to the Effective Time shall, at and after the Effective Time, continue to be the Bylaws of the Surviving Corporation.

ARTICLE V

RIGHTS AND DUTIES OF SURVIVING CORPORATION

At and after the Effective Time, all rights, privileges, powers and franchises and all property and assets of every kind and description of WAL and Bridge shall be vested in and be held and enjoyed by the Surviving Corporation, without further act or deed, and all the estates and interests of every kind of WAL and Bridge, including all debts due to either of them, shall be as effectively the property of the Surviving Corporation as they were of WAL and Bridge, and the title to any real estate vested by deed or otherwise in either WAL or Bridge shall not revert or be in any way impaired by reason of the Merger; and all rights of creditors and liens upon any property of WAL and Bridge shall be preserved unimpaired, and all debts, liabilities and duties of WAL and Bridge shall be debts, liabilities and duties of the Surviving Corporation and may be enforced against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it.

ARTICLE VI

CONVERSION OF SHARES

In and by virtue of the Merger and at the Effective Time, pursuant to this Agreement of Merger, the shares of WAL Common Stock and Bridge Common Stock outstanding at the Effective Time shall be converted as follows:

(a) Effect on WAL Common Stock. Each share of WAL Common Stock issued and outstanding immediately prior to the Effective Time shall, on and after the Effective Time, remain outstanding and shall automatically and for all purposes be deemed to represent one share of common stock of the Surviving Corporation (“Surviving Corporation Stock”).

(b) Effect on Bridge Common Stock. At the Effective Time, each share of Bridge Common Stock issued and outstanding as of the Effective Time (excluding dissenters’ shares and all unvested shares of Bridge restricted stock but, for the avoidance of doubt, including any associated rights to purchase capital stock of Bridge issued pursuant to that certain Rights Agreement, dated as of August 21, 2008, between Bridge and American Stock Transfer & Trust Company, LLC, as rights agent, and any shares of Bridge Common Stock issued as of the Effective Time by reason of the exercise of options to acquire Bridge Common Stock) shall be converted into the right to receive, without interest, (i) 0.8145 shares (the “Exchange Ratio”) of

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WAL Common Stock (the “Stock Consideration”) and (ii) $2.39 in cash (the “Cash Consideration”) (the consideration described in clauses (i) and (ii) and the Cash Out Amount (defined below), the “Merger Consideration”). At the Effective Time, all shares of Bridge Common Stock that are owned by Bridge as treasury stock and all shares of Bridge Common Stock that are owned directly or indirectly by WAL or Bridge, including any shares of Bridge Common Stock held by WAL or Bridge or any of their respective subsidiaries in respect of a debt previously contracted, other than shares that are held by WAL, if any, in a fiduciary capacity, shall be canceled and shall cease to exist and no cash or other consideration shall be delivered in exchange therefor. All shares of WAL Common Stock that are owned by Bridge shall become treasury stock of WAL. Subject to the potential adjustment that may be made to the Exchange Ratio pursuant to the Merger Agreement and as provided in Section 1.9(b) of the Merger Agreement, the aggregate Merger Consideration to be issued or paid shall not exceed 12,494,704 shares of WAL Common Stock and $36,663,403 million of cash; provided that for each share of Bridge Common Stock that is issued, from and after the date hereof and prior to the Effective Time pursuant to the exercise of Bridge Stock Options and the vesting of Bridge Restricted Stock, either (i) outstanding as of the date hereof other than any Bridge Restricted Stock that vests pursuant to the agreements set forth on schedule 1.5 of the Bridge Disclosure Schedule or (ii) granted or issued after the date hereof pursuant to and in accordance with the terms of the Merger Agreement, the maximum aggregate Merger Consideration referred to in this subsection shall be increased by 0.8145 shares of WAL Common Stock and $2.39 in cash. In the event that the foregoing clauses hereof result in more total Merger Consideration than specified in the previous sentence, then the total Merger Consideration calculated hereunder (including the Cash Out Amount and giving effect to dissenting shares as if they had been converted) shall be reduced on a pro rata basis to the aggregate amount set forth herein.

(c) Conversion of Options to Purchase Bridge Common Stock. Prior to the Effective Time, each holder of an outstanding, vested and unexercised option to purchase Bridge Common Stock granted under the Bridge Stock Plans (as defined in the Merger Agreement) and each holder of an outstanding and unexercised option that will become vested coincident with or immediately prior to the Effective Time in accordance with the terms in effect under the agreements and arrangements listed in Section 1.5 of the Bridge Disclosure Schedule (other than any requirement of separation from service) (each, a “Bridge Stock Option”) may elect to exercise any such option in accordance with the other terms thereof (an “Exercise Election”), contingent on the consummation of the Merger, and shall receive, for any shares of Bridge Common Stock acquired in such election, the Merger Consideration. In the event of any such Exercise Election, all shares of Bridge Common Stock underlying such exercised options will be deemed to have been issued and outstanding immediately prior to the Effective Time. If the Merger is not completed, any options for which an Exercise Election has been made will remain outstanding. At the Effective Time, any outstanding, vested and unexercised option for which an Exercise Election has not been made shall be canceled and in exchange for such cancellation the optionee shall receive an amount of cash, without interest, equal to the product of (i) the excess of (A) the volume weighted average price of a share of WAL Common Stock over the three trading days preceding the closing date (the “Closing Price”) over (B) the exercise price per share of such option and (ii) the number of shares of Bridge Common Stock subject to such option (in the aggregate, the “Cash Out Amount”), which cash payment shall be treated as compensation and shall be net of any applicable federal or state withholding tax. At the Effective Time, any outstanding, vested and unexercised option for which an Exercise Election has not

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been made the exercise price per share of which exceeds the Closing Price shall be converted automatically into an Adjusted Option (defined below), and shall be treated in the same manner as an unvested Bridge Stock Option in accordance with the terms hereof. At the Effective Time, each unvested option to acquire Bridge Common Stock under the Bridge Stock Plans that is outstanding and unexercised immediately prior to the Effective Time, shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to represent a right to acquire shares of Bridge Common Stock and shall be converted automatically into an option to purchase the number of shares of WAL Common Stock (each, an “Adjusted Option”) equal to the product of (x) the total number of shares of Bridge Common Stock subject to such Bridge Stock Option immediately prior to the Effective Time and (y) 0.905 (the “Equity Award Exchange Ratio”), with any fractional shares rounded down to the next lower whole number of shares. Each Adjusted Option shall have an exercise price per share of WAL Common Stock (rounded up to the nearest whole cent) equal to (i) the per share exercise price for the shares of Bridge Common Stock subject to such Bridge Stock Option divided by (ii) the Equity Award Exchange Ratio. Each Adjusted Option shall otherwise be subject to the same terms and conditions applicable to the converted Bridge Stock Option under the applicable Bridge Stock Plan and the agreements evidencing grants thereunder, including as to vesting. Notwithstanding anything to the contrary in the foregoing, in all cases, the exercise price of, and the number of shares subject to, each Adjusted Option shall be determined as necessary to comply with Section 409A of the Code, and for any Bridge Stock Option to which Section 421 of the Code applies by reason of its qualification under any of Sections 422 through 424 of the Code, the option price, the number of shares subject to such option and the terms and conditions of exercise of such option shall be determined in order to comply with Section 424 of the Code.

(c) Conversion of Bridge Restricted Stock. Prior to the Effective Time, all outstanding and vested shares of Bridge restricted stock that are outstanding and vested immediately prior to the Effective Time (including any Bridge restricted stock that will become vested coincident with or immediately prior to the Effective Time in accordance with the terms in effect under certain agreements and arrangements (other than any requirement of separation from service)), as of the Effective Time, shall be a vested right to receive the Merger Consideration. At the Effective Time, each share of Bridge restricted stock that is outstanding and unvested immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to represent a right or award with respect to shares of Bridge Common Stock and shall be converted automatically into a share of restricted WAL Common Stock (each, an “Adjusted Restricted Share”) equal to the product of (x) the number of shares of Bridge restricted stock and (y) the Equity Award Exchange Ratio (and rounded, as applicable, to the nearest whole share, with 0.50 being rounded upward). Each Adjusted Restricted Share shall otherwise be subject to substantially the same terms and conditions applicable to the converted Bridge restricted stock under the applicable Bridge Stock Plan and the agreements evidencing grants thereunder, including as to vesting.

ARTICLE VII

FURTHER ACTION

The parties hereto shall execute and deliver, or cause to be executed and delivered, all such deeds and other instruments, and will take or cause to be taken all further or other action as they may deem necessary or desirable, in order to vest in and confirm to the Surviving

4

Corporation title to and possession of all of WAL’s and Bridge’s property, rights, privileges, powers and franchises hereunder, and otherwise to carry out the intent and purposes of this Agreement of Merger.

ARTICLE VIII

EFFECTIVE TIME

The Merger shall be pursuant to the provisions of, and with the effect provided in Section 1108 of the California General Corporation Law and Section 252 of the General Corporation Laws of the State of Delaware. The Merger will become effective on the date and at the time specified in the Certificate of Merger as filed with the Secretary of State of the State of Delaware (the “DE Certificate of Merger”), attached hereto as Exhibit A. The date and time when the Merger becomes effective as set forth in the DE Certificate of Merger is referred to herein as the “Effective Time.”

ARTICLE IX

SUCCESSORS AND ASSIGNS

This Agreement of Merger shall be binding upon and enforceable by the parties hereto and their respective successors, assigns and transferees, but this Agreement of Merger may not be assigned by either party without the written consent of the other.

ARTICLE X

GOVERNING LAW

This Agreement of Merger has been executed in the State of California, and the laws of the State of California shall govern the validity and interpretation hereof and the performance by the parties hereto.

ARTICLE XI

TERMINATION

This Agreement of Merger may, by the mutual consent and action of the Boards of Directors of WAL and Bridge, be abandoned at any time before the filing of this Agreement of Merger with the Commissioner. This Agreement of Merger shall automatically be terminated and of no further force and effect if, prior to the Effective Time of the Merger, the Merger Agreement is terminated in accordance with the terms thereof.

ARTICLE XII

SATISFACTION OF CONDITION AND OBLIGATIONS

(a) The obligations of Bridge to proceed with the closing are subject to the satisfaction at or prior to the closing of all of the conditions to the obligations of Bridge under the Merger Agreement, any one or more of which, to the extent it is or they are waivable, may be waived, in whole or in part, by WAL.

(b) The obligations of WAL to proceed with the closing are subject to the satisfaction at or prior to the closing of all of the conditions to the obligations of WAL under the Merger

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Agreement, any one or more of which, to the extent it is or they are waivable, may be waived, in whole or in part, by Bridge.

[The remainder of this page was intentionally left blank]

6

IN WITNESS WHEREOF, WAL and Bridge, pursuant to the approval and authority duly given by resolution of their respective Boards of Directors, have caused this Agreement of Merger to be signed by each of their respective Chief Executive Officer and Secretary on the day and year first above written.

WESTERN ALLIANCE BANCORPORATION

By:
Robert Sarver Chairman of the Board of Directors & Chief Executive Officer

By:
[•] Secretary

BRIDGE CAPITAL HOLDINGS

By:
Daniel P. Myers President & Chief Executive Officer

By:
Debra J. Bradford Secretary

7

CERTIFICATE OF APPROVAL OF AGREEMENT OF MERGER

Robert Sarver and [•] certify that:

1.	They are the Chairman of the Board of Directors and Chief Executive Officer, and Secretary, respectively, of Western Alliance Bancorporation, a Delaware corporation (the “Corporation”).

2.	The Agreement of Merger in the form attached was duly approved by the Board of Directors of the Corporation.

3.	The Corporation has two classes of stock authorized consisting of shares of Common Stock and Preferred Stock. The Corporation has [•] shares of Common Stock outstanding and [•] shares of Preferred Stock outstanding.

4.	Shareholder approval is not required.

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

Date: , 20	By:
		Name:	Robert Sarver
		Title:	Chairman of the Board of Directors & Chief Executive Officer

By:
		Name:	[•]
		Title:	Secretary

CERTIFICATE OF APPROVAL OF AGREEMENT OF MERGER

Daniel P. Myers and Debra J. Bradford certify that:

1.	They are the President and Chief Executive Officer, and Secretary, respectively, of Bridge Capital Holdings, a California corporation (the “Corporation”).

2.	The Corporation has two classes of stock authorized consisting of shares of Common Stock and Preferred Stock. The Corporation has [•] shares of Common Stock outstanding which were entitled to vote on the Agreement of Merger and no shares of Preferred Stock outstanding which were entitled to vote on the Merger.

3.	The shareholder percentage vote required for the aforesaid approval was a majority of the outstanding shares entitled to vote.

4.	The principal terms of the Agreement of Merger in the form attached were duly approved by the Board of Directors of the Corporation and by the shareholders of the Corporation by a vote of a number of shares of each class that equaled or exceeded the vote required.

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

Date: , 20	By:
		Name:	Daniel P. Myers
		Title:	President & Chief Executive Officer

By:
		Name:	Debra J. Bradford
		Title:	Secretary

Exhibit B

PLAN OF BANK MERGER

This Plan of Bank Merger (this “Plan of Merger”) is made and entered into as of the [    ] day of [            ], 2015 between WESTERN ALLIANCE BANK, an Arizona-chartered commercial bank (“WAB”), and BRIDGE BANK, NATIONAL ASSOCIATION, a national banking association chartered under the laws of the United States (“Bridge Bank”).

WITNESSETH

WHEREAS, Western Alliance Bancorporation, a Delaware corporation (“WAL”), acquired Bridge Capital Holdings, a California corporation (“BCH”), pursuant to an Agreement and Plan of Merger, dated as of March 9, 2015 (the “Agreement”);

WHEREAS, WAB is a wholly owned subsidiary of WAL and Bridge Bank was a wholly owned subsidiary of BCH and is now a wholly owned subsidiary of WAL;

WHEREAS, Bridge Bank will merge with and into WAB pursuant to this Plan of Merger, with WAB surviving as the resulting bank; and

NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements contained herein and in the Agreement, the parties hereto do mutually agree, intending to be legally bound, as follows:

ARTICLE 1

DEFINITIONS

Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

1.1 “Bank Merger” shall mean the merger of Bridge Bank with and into WAB as provided in Section 2.1 of this Plan of Merger.

1.2 “Effective Time” shall mean the date and time at which the merger contemplated by this Plan of Merger becomes effective as provided in Section 2.2 hereof.

1.3 “Merging Banks” shall mean, collectively, WAB and Bridge Bank.

1.4 “Resulting Bank” shall refer to WAB as the surviving bank in the Bank Merger.

ARTICLE 2

TERMS OF THE BANK MERGER

2.1 The Bank Merger

(a) Subject to the terms and conditions set forth in the Agreement, and in accordance with the Federal Bank Merger Act and the regulations of the Board of Governors of the Federal Reserve System promulgated thereunder, and Title 6 of the Arizona Revised Statutes and the regulations of the State of Arizona Department of Financial Institutions, at the Effective Time, Bridge Bank shall be merged with and into WAB pursuant to and upon the terms set forth in this Plan of Merger. WAB shall continue as the Resulting Bank in the Bank Merger and the separate existence of Bridge Bank shall cease. At the Effective Time, all of the rights, privileges, powers, franchises, properties and assets of Bridge Bank and WAB shall be vested in the Resulting Bank, and all debts, liabilities, obligations, restrictions, disabilities and duties of Bridge Bank and WAB shall become the debts, liabilities, obligations, restrictions and duties of the Resulting Bank.

(b) As a result of the Bank Merger, (i) each share of capital stock, par value $2.50 per share, of Bridge Bank issued and outstanding immediately prior to the Effective Time shall be canceled without receipt of any consideration therefor by WAB, and (ii) each share of common stock, par value $0.001 per share, of WAB issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall constitute the only shares of common stock of the Resulting Bank issued and outstanding immediately after the Effective Time.

(c) On and after the Effective Time, the Bank Merger shall have the effects set forth in Title 6, Section 6-216 and Title 29, Section 29-2206 of the Arizona Revised Statutes.

2.2 Effective Time

The Bank Merger shall become effective (the “Effective Time”) at [_:__] [a/p].m., Pacific time, on [            ], 2015.

2.3 Name of the Resulting Bank

The name of the Resulting Bank shall continue to be “Western Alliance Bank.”

2.4 Articles of Incorporation

On and after the Effective Time, the Articles of Incorporation of WAB shall be the Articles of Incorporation of the Resulting Bank, unless and until amended in accordance with applicable law.

2.5 Bylaws

On and after the Effective Time, the bylaws of WAB shall be the bylaws of the Resulting Bank, unless and until amended in accordance with applicable law.

2.6 Directors and Officers

On and after the Effective Time, the executive officers of WAB immediately prior to the Effective Time shall be the executive officers of the Resulting Bank and the directors of WAB immediately prior to the Effective Time shall be the directors of the Resulting Bank.

2.7 Corporate Action

This Plan of Merger and the consummation of the transactions contemplated hereby have been duly and validly adopted and approved by at least a majority of the Board of Directors of WAB and Bridge Bank, and by WAL, which, at the time of the Bank Merger, will be the sole shareholder of each of the Merging Banks.

2.8 Offices of the Resulting Bank

WAB, as the Resulting Bank, intends to maintain after the Bank Merger its principal and branch offices and the offices of Bridge Bank that are offices as of the Effective Time.

2.9 Additional Actions

If, at any time after the Effective Time, the Resulting Bank shall consider or be advised that any further assignments or assurances in law or any other acts are necessary or desirable (i) to vest, perfect or confirm, of record or otherwise, in the Resulting Bank, title to and possession of any property or right of Bridge Bank acquired or to be acquired by an reason of, or as a result of, the Bank Merger, or (ii) otherwise to carry out the purposes of this Plan of Merger, Bridge Bank and its proper officers and directors shall be deemed to have granted to the Resulting Bank an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such property or rights in the Resulting Bank and otherwise to carry out the purposes of this Plan of Merger; and the proper officers and directors of the Resulting Bank are fully authorized in the name of Bridge Bank or otherwise to take any and all such action.

ARTICLE 3

REPRESENTATIONS

Each of the Merging Banks represents that this Plan of Merger has been duly authorized, executed and delivered by such party and constitutes a legal, valid and binding obligation of such party, enforceable against it in accordance with the terms hereof.

ARTICLE 4

MISCELLANEOUS

4.1 Successors

This Plan of Merger shall be binding on the successors of Bridge Bank and WAB.

4.2 Counterparts

This Plan of Merger may be executed in two counterparts, each of which shall be deemed an original, but which taken together shall constitute one and the same document.

4.3 Governing Law

This Plan of Merger shall be governed and construed in accordance with the laws of the State of Arizona, without regard to any applicable conflicts of law rules.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each of the parties has caused this Plan of Merger to be duly executed on its behalf by an officer thereunto duly authorized, all as of the day and year first above written.

WESTERN ALLIANCE BANK

By:
Name: Title:

BRIDGE BANK, NATIONAL ASSOCIATION

By:
Name: Title: